UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

BacTech Environmental Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11187

Ontario	N/A
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Suite 409, 37 King St., East Toronto,
Ontario Canada	M5C 1E9
(Address of principal executive offices)	(Zip Code)

(416) 813-0303

Registrant’s telephone number, including area code

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “BacTech Environmental Corporation”, “BacTech” “BCCEF” or “the Company” or “us” or “our(s)” or “we” refers to BacTech Environmental Corporation.

This report may contain forward-looking statements and information relating to, among other things, the Company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the Company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Item 1. Business.

BacTech Environmental Corporation

Summary

BacTech Environmental Corporation (“BacTech”) is a publicly traded, Canadian-listed (CSE:BAC), environmental company operating in the mineral processing and mine tailings remediation areas. The Company also trades on the OTC market in the United States under the symbol BCCEF. BacTech uses its proprietary bioleaching (or bio-oxidation) technology to liberate metals from difficult to treat, sulphide-based ores and concentrates. Specifically, BacTech targets projects/areas where arsenic is an environmental issue as the bioleach process produces a stable ferric arsenate compound that does not leach arsenic into the environment. The end product for arsenic is ferric arsenate, which is a US Environmental Protection Agency branded landfill disposable form of arsenic. The Company has built three bioleach plants to date, all of which were built under a licensing agreement with mine owners for processing arsenopyrite-rich material. The present process involves the roasting or burning of sulphide mineralization that produces SO2 emissions and residual arsenic trioxide ash that is extremely toxic (see Giant Mine, Yellowknife, NWT, Canada).

BacTech’s bioleaching process was originally developed in the late 1980’s. Researchers at King’s College, London, England were investigating the use of bacteria to reduce the amount of sulphur mined in coal to produce a cleaner burning fuel. The technology was purchased by an Australian consortium and relocated to Perth, Australia in 1988. The Company’s first bioleach plant was built in 1994 at the Youanmi Mine in Western Australia. The Youanmi plant successfully commercialized the technology which is a key factor in the introduction of new technologies in mining. This was followed in 1997 by a second plant at Beaconsfield, Australia that processed material for 15 years in Tasmania, and lastly a plant was built in Laizhou, China in 2001. The Laizhou plant was doubled to 200 tons per day in 2008. All of these projects were completed under a license agreement between BacTech and the customer.

Corporate History

BacTech Environmental Corporation was incorporated by REBgold Corporation (“REBgold” and formerly known as BacTech Mining Corporation) on October 5, 2010 under the Canada Business Corporations Act. Through the completion of the Plan of Arrangement, the Company was granted a perpetual, exclusive, royalty free license to use REBgold Corporation’s proprietary bioleaching technology (“BACOX”) in the remediation business for mining wastes and was listed on what is today the Canadian Stock Exchange under the symbol “BAC”.

The BACOX technology utilizes bacteria to liberate precious and base metals and has been traditionally used to treat difficult-to-treat sulphide ores and concentrates. The business plan for the Company is to apply the bioleaching technology to abatement and reclamation projects to remove harmful elements such as arsenic and sulphur from the environment, where this can be assisted by a positive cash flow from metal recovery. Examples of metals which can be extracted include gold, silver, cobalt, nickel, copper, uranium and zinc.

Bioleaching is an environmentally friendly process technology for treating difficult-to-treat sulphide ores and concentrates. By replacing smelting and/or roasting with a bioleach process, the production of sulphur dioxide emissions, which is the primary source of acid rain, and arsenic trioxide are eliminated. Furthermore, the capital and operating costs of a bioleach facility are significantly less when compared to other existing treatment methods.

To date, we have completed our concepts and require funds to continue the development and marketing of our products. As of the date of this Offering Circular, the registrant has material operations and has generated revenues in its corporate history.

BUSINESS

The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth above under “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors described in the Annual Report, including those set forth above in the Special Cautionary Note Regarding Forward-Looking Statements or under the heading “Risk Factors” or elsewhere in this Offering Circular.

Our Business Overview

Our Company

BacTech Environmental Corporation is an environmental company operating in the mineral processing and mine tailings remediation areas. BacTech uses its proprietary bioleaching (or bio-oxidation) technology to liberate metals from difficult to treat, sulphide-based ores and concentrates. Specifically, BacTech targets projects/areas where arsenic is an environmental issue as the bioleach process produces a stable ferric arsenate compound that does not leach arsenic into the environment. The Company has built three bioleach plants to date, all of which were built under a licensing agreement with mine owners for processing arsenopyrite-rich material.

The technology was originally developed in the late 1980s. Researchers at King’s College, London, England were investigating the use of bacteria to reduce the amount of sulphur in coal to produce a cleaner burning fuel. The technology was purchased by an Australian consortium and relocated to Perth, Australia in 1988. The Company’s first plant was built in 1994 at the Youanmi Mine in Western Australia. This was followed in 1997 by Beaconsfield in Tasmania and Laizhou, China in 2001. The Chinese plant was doubled in size in 2008. These Company does not have any operable bioleach plants and plans to use the proceeds of this Offering to complete the bioleach test work, negotiate contracts for a secure supply of concentrate totally 50 tonnes per day, and finalize the engineering for a bioleach plant.

In 2011, REBgold Corporation (formerly BacTech Mining Corp.) created BacTech Environmental Corporation under a Plan of Arrangement. This was done to allow BacTech to focus on the environmental side of mining. REBgold Corporation was acquired by Aquila Resources and is a subsidiary of same. BacTech Environmental, the spinco, licensed REBgold’s bioleaching technology on a royalty free, perpetual and exclusive license basis.

Employment Agreement

On December 1, 2012 the Company entered into an Employment Agreement (“Orr Agreement”) with its CEO and Director, Ross Orr, wherein Mr. Orr agreed to serve as an employee of the Company in consideration of $18,750 per month with incentive compensation of 1% of the Employees annual base salary for each $0.01 in earnings per share reported by the Company, 1% of net present value of each commercial bioleach facility that the Employee brings to commercial operation and a cash bonus in such amount as may be determined by the Board of Directors. His duties as an Employee of the Company will be mainly to provide executive management and corporate finance duties as well as project management and budgeting strategy. The term of the contract is for an indefinite period unless terminated for cause as per section 6 of the Orr Agreement.

On January 1, 2018, the Company entered into an Employment Agreement (“Nagy Agreement”) with its CFO and Director, Louis Nagy; wherein, Mr. Nagy agreed to serve as an employee of the Company in consideration of $15,000 per month; however, until he is performing his services on a full time basis his monthly salary will only be $5,000 per month. The Nagy Agreement also contains incentive compensation of 1% of the Employees annual base salary for each $0.01 in earnings per share reported by the Company, 1% of net present value of each commercial bioleach facility that the Employee brings to commercial operation and a cash bonus in such amount as may be determined by the Board of Directors. His duties as an Employee of the Company will be mainly to provide executive management and corporate finance duties as well as duties related to financial activities and accounting of the Company. The term of the contract is for an indefinite period unless terminated for cause as per section 6 of the Nagy Agreement.

The foregoing descriptions of the Orr and Nagy Agreements do not purport to be complete and are qualified in their entirety by reference to the complete text of such agreements, which were filed as Exhibit 6.2 and Exhibit 6.3 to our Regulation A Offering, respectively, and are incorporated herein by reference.

BioLeaching Process

Bioleaching or Bacterial Oxidation

In the mid to late 1980’s, Goldfields of South Africa announced the completion of the Fairview bioleach plant, the first of its kind in mining. Not long after, BacTech was created in Perth, Australia to develop its own version of bioleaching technology. Since that time BacTech has built, under license, 3 plants for gold processing and completed a $5M demonstration plant in Monterrey, Mexico for testing bioleaching for copper sulphides.

The presence of sulphide material is a must for a successful bioleach plant. This is due to the naturally occurring bacteria deriving their energy through the oxidation of sulphides. The sulphide mineralization of choice for bioleaching would be refractory arsenopyrite. This is due to fact that the liberated arsenic is coupled with iron during precipitation to produce a stable ferric arsenate compound. This is important as there doesn’t seem to be any adverse effects on the bacteria for arsenic levels up to 20% in a concentrate. Compare this to the stringent World Health Organization’s guidelines for capping the burning of arsenic at 1% in a concentrate.

Slurried material is delivered, on a continual basis, to the bioleach tanks, which are constructed of high- grade stainless steel due to the low pH (acidic) and corrosive nature of the bacterial solution. The residence time for the material in the bioleach tanks is approximately 5-6 days, depending on the level of sulphide mineralization. The tanks are agitated to ensure 100% exposure of the concentrate to the bacteria. In addition, air is supplied to the tanks along with selected fertilizers to ensure a vibrant habitat for the bacteria.

After the bacteria have broken the sulphide bonds several scenarios unfold. The pH of the liquid in the tanks is maintained at 1.5 to 2.0 and it puts into solution any of the contained elements that are soluble in acid. Examples would be copper, zinc, nickel, cobalt and of course, arsenic. Any precious metals that are in the tanks remain with the oxidized solids as they are not acid soluble. Therefore, a solid/liquid separation is needed at the end of the oxidation process to selectively recover the liberated metals.

The solid, oxidized material is sent for conventional precious metal recovery such as CIP or zinc precipitation.

The liquid is neutralized through the addition of limestone (calcium carbonate) that raises the pH in the liquid to a basic reading. The first material to precipitate out as a result of raising the pH is ferric arsenate (3 iron to 1 arsenic) which is an EPA approved, landfillable material. To date BacTech has successfully treated arsenic levels in concentrate of up to 20%.

If the pH is raised further one would expect to recover copper sulphate if copper is present. The decision to produce additional products is driven by the economic return for doing so.

The solution is then recycled back through the process in a closed loop.

Technology

A unique opportunity has been presented to BacTech with respect to deploying its bioleach technology. Bioleaching produces an Environmental Protection Agency (US-EPA) approved form of arsenic, namely ferric arsenate (3Fe + 1As) as a by-product of processing ore to recover gold and copper.

The gold is hosted in a sulphide mineralization commonly known as arsenopyrite. Arsenopyrite consists of sulphur, iron, arsenic and gold and it tends to be refractory in nature. This means that the recovery of gold is inhibited as it is locked up in the sulphide matrix and it needs to be liberated. In days past, these sulphide minerals were exposed to intense heat (smelting and/or roasting) that literally vaporized the sulphide minerals and allowed for the gold to be recovered. It also generated S02 emissions and left behind a nasty mix of arsenic trioxide that is highly toxic. Bioleaching replaces the need for “pyrotechnology” to destroy the sulphide bonds that lock up the gold. The naturally occurring bacteria we employ generate their energy by oxidizing (consuming) the sulphides and release the iron, arsenic and gold into a form where they can be dealt with individually. The following is a narrative on the process in a step-by-step format;

●	A tonne of rock is brought to the mill for processing. The rock is continually crushed to reduce its size. Eventually the rock is reduced to a size that could be compared to the size of common sand. The majority of the value (gold, silver, copper etc.) in this former one tonne of rock is actually contained in only 20% of the rock, or the sulphide minerals. The sulphides need to be separated from the 80% of the rock (gangue mineralization”) that has no value. This is achieved through a process called flotation that separates the sulphides from the waste gangue material. This separated 20% is called a concentrate. We used the term to reflect the fact the contained valuable metals now reside in a much smaller mass which of course means less material to process through the bioleach process.

●	Concentrate is then slurried into a series of stainless steel bioleach tanks. These tanks are large (up to 30’ high by 15-20’ diameter. The tanks are stainless to combat the long-term effect of hosting a solution that is very acidic in nature (~pH 1.5 to 2.0)
●	Tanks are equipped with impellors to ensure the concentrate does not settle to the bottom of the tank. In addition, air is infused to assist in the aerobic process. The bacterial process is exothermic, and the bacteria have been known to generate water temperatures approaching 80 degrees Celsius.
●	Over the course of 5-6 days the bacteria oxidize the sulphide mineralization in the tanks. It should be noted that the same bacteria are active in their natural habitat, but what would take 20 years to accomplish in their natural environment can be completed in 6 days under a supervised, closed-circuit environment. In essence, we are providing a 24 hour per day “Garden of Eden” by providing everything the bacteria would need in nature to accomplish their task.
●	At the end of the oxidation process (6 days) the liquids and the remaining solids are taken from the final tank and enter a SOLID/LIQUID separation process. Since the pH of the solution is 1.5, anything that dissolves in acid will do so. In this instance both the arsenic and the iron will report to the liquid. The solids contain any gold, silver or PGMs as they do not dissolve in acid. The solids, which are no longer refractory, are treated with conventional gold recovery technology to create a dore bar for sale.
●	At this stage limestone (calcium carbonate) is added to the liquids causing the pH to spike towards a more basic level. The first compound to precipitate from the liquid is the abovementioned ferric arsenate which is safe for disposal. At this time the water is recirculated for future use. Most, if any water, is lost through evaporation.

Ponce Enriquez, Ecuador —

Ponce Enriquez, a mining town in southern Ecuador, is host to over 90 producing small mines. A small mine is defined as a project that mines less than 350 tonnes of rock per day. The gold associated with these underground mines usually is in excess of 10 grams of gold per tonne (“gpt”), or roughly 1/3 of an ounce (“the head grade”). Unfortunately, the gold is associated with considerable amounts of arsenic. It is estimated that over 200 tonnes of concentrate are produced daily in this region alone.

Several years ago, the World Health Organization (“WHO”) put in place guidelines for the smelting industry that severely restrained the amount of arsenic that could be processed using heat. In most cases this limit is 1% arsenic per 1 tonne of concentrate.

If we assume that ore with a head grade of 10 grams per tonne and 1% arsenic is brought to the mill for processing, we would expect to see a concentrate grading approximately 50 gpt gold and over 10% arsenic. From the previous paragraph we see that this concentrate is very attractive from a gold grade perspective but fails dramatically with respect to arsenic content. The miner is now faced with selling his product at a severe reduction in price due to the arsenic contamination. Smelters will still buy the concentrate, but they will be forced to blend this high arsenic material with “clean” (no arsenic) material to lower the arsenic content to 1%. For them to do this they demand a reduction in the purchase price. In Ponce Enriquez, the Asian smelters pay only 60-70% of the contained gold value in the concentrate.

In 2006, the Chinese government imposed a 0.50% limit on arsenic in copper concentrates due to the large volumes of this material they import. There have been some further discussions in the past few years of the Chinese government lowering that limit even further, though at this time there has been no definitive actions taken to do so. Arsenopyrite concentrates have to date avoided a similar fate but talk in the metal trading community believes that a similar rule will be applied to gold concentrates. This will severely limit the global capacity to process this type of concentrate.

As mentioned previously bioleaching allows for the processing of high gold/arsenic concentrates, not only liberating the gold but also producing a stable form of arsenic. This is the opportunity that BacTech has identified in Ecuador.

It is BacTech’s intent to replace the offshore purchasers of concentrate in Ponce Enriquez through the installation of a local processing plant using bioleaching. Should the Chinese restrict arsenic imports BacTech will allow for the continuation of mining in this area that depends heavily on mining for its survival. The following is a sample of the benefits a bioleach facility would convey on Ponce Enriquez;

●	Employment
●	Higher prices paid for concentrate
●	Improved environmental impact
●	Generation of taxes
●	Visibility in an industry that lacks same
●	Retention of the 30-40% in value that today goes to Asia

Our business plan calls for the construction of a bioleach facility in Tenguel that will initially process 50 tpd of concentrate purchased locally. The estimated cost of the entire project, including the bioleach studies, the feasibility study, engineering and construction, will be between $15M and $17M.

The initial capacity for the proposed plant would be 50 tonnes per day of arsenopyrite and refractory pyrite concentrates. At this stage the Company will be pursuing its goals with 100% ownership, but BacTech would consider a joint venture partner going forward. BacTech will act strictly as a purchaser and processor of third party concentrates and will not own any mineral properties in Ecuador.

The Company collected samples from 6 different mines in the area from which 3 were selected as candidates for bioleaching. These samples were assayed for gold and arsenic content before being subjected to bioleach test work carried out at ALS Labs in Perth, Australia. A first step in the process is completion of a diagnostic leach study to get a better understanding of the leachability of the gold. On April 21, 2021, BacTech announced that it has achieved gold recoveries of over 99%. The estimated time to complete the test work is 16-20 weeks after which BacTech would establish the projected gold recovery and sulphide oxidation ratios as well as gaining a good understanding of the flow sheet for the plant.

Feasibility Study for Tenguel

On December 16, 2021, BacTech announced and released the executive summary results of its 3rd party produced Bankable Feasibility Study (“BFS”) for the staged development of its 100% owner-operated bioleaching facility in Tenguel, Ecuador (“TE”). The results point toward a very robust and economically compelling project with strong performance metrics. South American mining and metallurgical engineering and development firm EPCM Consultores S.R.L. (“EPCMC”) was engaged in July 2021 to undertake the independent feasibility study for the Company’s proposed bioleach processing plant to be located in Tenguel, strategically situated for easy accessibility to Ponce Enriquez (“PE”) mining operations. The BFS outlines process economics expectations and metrics pointing toward solid and long-term program viability, while considering associated capital and operating costs for the project.

On February 8, 2022, BacTech released updated executive summary results of its third party- produced bankable feasibility study (BFS-II) for the staged development of its 100-per-cent-owner- operated bioleaching facility in Tenguel (TE), Ecuador. BFS economics have been updated to reflect improved optimization works allowing an increased throughput and improved average gold head grade. All dollar figures are in U.S. dollars unless otherwise indicated. This press release updates the results reported in the December 16, 2021 press release.

Market

BacTech has identified a market that is an ideal fit for bioleaching technology. Given the technology’s ability to stabilize arsenic, it was decided that a search would be undertaken to identify areas of the world where arsenic is an issue, either with processing and/or tailings management.

As a result of the search, the Company has focused its attention on the Ponce Enriquez (“PE”) area of Southern Ecuador for a number of reasons. There are over 90 small mines (<350 tonnes of ore per day) that operate in PE at present. The predominate sulphide mineral being mined is arsenopyrite (Iron + Sulphur + Arsenic + Gold) and many of the concentrates produced from there have extremely high levels of arsenic in addition to gold and silver. The presence of high arsenic levels in the concentrate severely reduces the prices paid for the gold concentrates due to the World Health Organizations’ cap on the amount of arsenic (1% As cap) that can be burned in smelters or roasters. The situation has created a buyers’ market for the concentrates with miners receiving less than 60% of the gold value in theire concentrates. As a result, the material is bought by Asian buyers and exported for processing at smelters. It is safe to assume that the small miner would be enticed to use mercury in an attempt to “scavenge” any free gold that may be present before he sells his concentrate. Any use of mercury is illegal as the remnants of this process are highly toxic.

BacTech intends to develop a Company-owned bioleach facility to purchase and process high arsenic concentrates in PE that would normally be sold to the Asian market. The Company believes it can offer better prices to the miners given a) the elimination of penalties for processing arsenic, b) the elimination of transportation costs of concentrate to Asia and and c) 12 - year tax holidays provided by the Ecuador government for new technologies in mining.

We firmly believe that “if we build it, they will come.” We would expect to process an increasing supply of arsenopyrite as the local market understands that better prices can be received locally compared to selling overseas. The technology is modular in nature so additional tanks can be added to handle any increased supply. We will also investigate the potential for standalone plants in these countries if the supply warrants such an investment.

Of course, it is imperative that a secure contractual supply be obtained to underpin the finance-ability of the proposed plant. BacTech has conducted meetings with local mines that produce arsenopyrite to gauge their interest in our proposal. We are sufficiently satisfied that we will be able to secure a secure feed from the local market for a 50 tonne per day bioleach plant.

Samples will be taken from the mines that fit the correct profile for bioleach test work. The material will be sent to Canada or Australia where it will undergo approximately 16 -20 weeks of test work. We anticipate a minimum of 95% gold recovery and +99% arsenic stabilization based on previous results for bioleaching. We will also assay for silver and copper grades that will help offset treatment charges if there are commercial values of these in the concentrate.

Should the test work provide a suitable level of recovery for gold, as well as stabilize the associated arsenic, BacTech will move to engage the producers contractually to purchase, collectively, 50 tonnes per day of concentrate. It is conceivable that the plant could grow in size to produce well over 100,000 ounces per year from the original planned output of 25,000 ounces per annum. This would be the result of the local miners becoming comfortable with selling to a new buyer.

The Company continues to evaluate other projects in Canada, Mexico, South America and Europe.

Bolivia

On May 24, 2016, BacTech announced that its 98% owned Bolivian subsidiary, EMABSA, had signed an Association Contract with COMIBOL, the state mining company of Bolivia. On September 15, 2016, the Bolivian government by Law N degrees 831, approved and ratified the agreement.

On September 9, 2019, BacTech announced that it will not proceed with the reclamation of the Telamayu tailings project in Bolivia. After completing metallurgical test work on the project and evaluating the economics of the project it was decided that the project would be too difficult to finance. It was estimated that the project would cost approximately $US 9M.

The inability to recover tin into a suitable concentrate severely hampered the economics of the project. Given the fact that the value of the tin made up roughly 50% of the value of the contained metal in the tailings, financing the project was deemed to be too difficult.

Other Projects

The Company continues to evaluate other projects in Canada, Mexico, South America and Europe.

On May 15, 2019, BacTech announced that it had signed a letter of intent with GMR Inc. (“GMR”) to license BacTech’s proprietary bioleach technology. BacTech joins Dundee Sustainable Technologies (CSE: DST) as a technology partner with GMR to develop a potential solution for the remediation of the Gold Residual Stockpile in Snow Lake, Manitoba. Through this agreement, BacTech received a $20,000 cash payment as an advance for the right to utilize the BacTech proprietary bioleach technology on the Gold Residual Stockpile in Snow Lake, Manitoba. In addition, BacTech will earn 3% undivided equity interest in the net income of the project. GMR is relying on BacTech’s historical research conducted in 2011 and 2012 that showed oxidation rates of 95% and gold recovery of 88.6% on material obtained from the arsenic stockpile.

Colombia

On August 10, 2020, the Company announced that it has agreed to participate in an evaluation of mine tailings near Medellin, Colombia. The grades of gold and platinum were very high compared to normal tailings grades. Even though MetalTec LLC, the prospective partner company, provided assay results from ALS Laboratories, it was decided that an independent contractor should be engaged to conduct an arm’s length study of the tonnage and grade of contained metal. The tailings also contain 1% arsenic.

East Africa

On April 26, 2021, the Company announced that it has executed a strategic Memorandum of Understanding (“MOU”) with Curatio Gold Limited (“Curatio”) to source refractory ores for processing from Eastern Africa. Curatio was recently established to provide funding to support improved metallurgical processing, with the goal of eliminating the dangerous and environmentally unfriendly use of mercury for gold liberation. The group will initially focus its efforts in East Africa on an active Artisanal and Small-scale mining (“ASM”) industry. The principal founders of Curatio have many years of technical mining expertise and are well versed in supporting small and medium-sized businesses in Africa. Curatio CEO Doug Ramsey, R.P.Bio., is a biologist with expertise in environmental mercury concerns and four decades of experience in solving mining related environmental issues. Prior to founding Curatio with Mark Francis, Doug was CEO and VP Sustainability with a junior miner and a consultant to industry and government.

Competition

The direct competitor to BacTech are the owners of BIOX, created by Goldfields some 30 years ago. Today the owner of the BIOX technology is Outokumpu from Finland, having taken over the SpinCo created by Goldfields that held the technology. It should be noted that at this time, there are no competitors in bioleaching for environmental processing. Outokumpu focuses on providing bioleaching as a process technology for senior producing mining companies with arsenopyrite-rich mines. With that said, there is considerable work being conducted in the field of sustainable mining today. Given the mining industries aversion to any new technology, it is assumed that there will not be any direct competitors in the medium term, outside of bioleaching, to the proposed bioleach plant for PE. It is the intent of the Company to obtain a contractual feed of concentrate in exchange for improved prices paid to the miners There are 92 mines in PE and to think we will process all of them is a fallacy but 50% of the total would generate healthy annual returns. We believe that first mover status will make us the dominant player in the PE market.

Other competing technologies such as Pressure Oxidation (POX) and the Albion Process are expensive technologies that cannot be scaled down to compete with bioleaching smaller amounts of concentrate.

Environmental Laws and Regulations

Our operations and properties are subject to laws and regulations relating to environmental protection, including those governing air emissions, water discharges and waste management, and workplace health and safety. In addition, certain of our products are regulated by the U.S. Environmental Protection Agency and comparable state regulatory agencies. For a discussion of risks related to compliance with environmental and health and safety laws and risks related to past or future releases of, or exposures to, hazardous substances, please refer to the section entitled “Risk Factors—Risks Related to Our Businesses.”

Seasonality

We do not expect any seasonality in our business.

Property

Our mailing address is Suite 409, 37 King St. East. Toronto, Ontario M5C 1E9, Canada. Our telephone number is (416) 813-0303.

Employees

Other than our Officers and Directors we have 5 full-time and 3 part-time employees of our business or operations who are employed at will by BacTech Environmental Corporation We anticipate adding additional employees in the next 12 months, as needed. We do not feel that we would have any unmanageable difficulty in locating needed staff in large part because of our Remote Work corporate structure that allows for location and time flexibility.

Intellectual Property

We may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand.

We will have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements will also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Item 2. Management Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Annual Report. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Annual Report. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

The financial statements are compliant and up to date with all new financial accounting standards, as noted per IFRS. The Company has elected to not delay compliance with any new or revised financial accounting standard. The Company’s fiscal year end is December 31. Additional information regarding the Company will be available through the SEDAR website at www.sedar.com.

MANAGEMENT’S DISCUSSION AND ANALYSIS FOR THE YEAR ENDED DECEMBER 31, 2021

The following management’s discussion and analysis (“MD&A”) of financial results is dated May 2,2022 and reviews the business of BacTech Environmental Corporation (the “Company” or “BacTech”), for the year ended December 31, 2021, and should be read in conjunction with the accompanying annual consolidated financial statements and related notes for the year ended December 31, 2021. This MD&A and the accompanying annual consolidated financial statements and related notes for the year ended December 31, 2021 have been reviewed by the Company’s Audit Committee and approved by the Company’s Board of Directors.

This MD&A contains certain forward-looking statements, such as statements regarding potential mineralization, resources and research results, and future plans and objectives of the Company, that are subject to various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements contained herein are made as of the date of this MD&A and the Company disclaims, other than as required by law, any obligation to update any forward-looking statements whether because of new information, results, future events, circumstances, or if management’s estimates or opinions should change, or otherwise.

Core Business Strategy

BacTech Environmental Corporation was incorporated by REBgold Corporation (“REBgold” and formerly known as BacTech Mining Corporation) on October 5, 2010 under the Canada Business Corporations Act. Through the completion of the Plan of Arrangement, the Company was granted a perpetual, exclusive, royalty free license to use a bioleaching technology (“BACOX”) in the remediation business for mining wastes and was listed on what is today the Canadian Stock Exchange under the symbol “BAC”.

The BACOX technology utilizes bacteria to liberate precious and base metals and has been traditionally used to treat difficult-to-treat sulphide ores and concentrates. The business plan for the Company is to apply the bioleaching technology to the treatment of concentrates produced by gold mines and reclamation projects to remove harmful elements such as arsenic and sulphur from the environment, where this can be assisted by a positive cash flow from metal recovery. Examples of metals which can be extracted include gold, silver, cobalt, nickel, copper, uranium, and zinc.

Bioleaching is an environmentally friendly process technology for treating difficult-to-treat sulphide ores and concentrates. By replacing smelting and/or roasting with a bioleach process, the production of sulphur dioxide emissions, which is the primary source of acid rain, and arsenic trioxide are eliminated. In addition, the removal of sulphide minerals from tailings compounds reduces the chance of acid rock drainage into the local environment. Furthermore, the capital and operating costs of a bioleach facility are significantly less when compared to other existing treatment methods.

Mineral Processing

Ecuador

BacTech has identified the Ponce Enriquez area of southern Ecuador as an area where the Company’s bioleaching technology can be successfully deployed for environmental processing of locally produced concentrates. Given the high levels of arsenic contained in the ore from the area, miners receive significantly reduced prices for their concentrates due to penalties applied by the buyers. The buyers tend to be from Asia where concentrates are shipped for conventional smelting and/or roasting. The concentrates are subject to a 3% export royalty on the gold value payable by the miner to the Government of Ecuador. BacTech believes that by implementing an in-country bioleach solution it can offer superior pricing for these concentrates to the local producers, better payment terms, provide domestic Ecuadorian employment opportunities. It should be noted that the final arsenical product resulting from bioleaching, ferric arsenate, is a US Environmental Protection Agency approved land-fillable form of arsenic.

Plans for Ecuador

Ecuador Project	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Bioleach Test Work	Completed
Feasibility Study	Completed
Detailed Engineering	In Progress
Project Financing	In Progress
Permitting	In Progress
Construction		In Progress

In the above chart we can see that the first step in the process involves ear-marking suitable concentrates for which a detailed bioleach test program will be undertaken. The Company collected samples from 6 different mines in the area from which 3 were selected as candidates for bioleaching. These samples were assayed for gold and arsenic content before being subjected to bioleach test work carried out at ALS Labs in Perth, Australia. A first step in the process was the completion of a diagnostic leach study to get a better understanding of the leachability of the gold. On April 21, 2021, BacTech announced that it had achieved gold recoveries of over 99%.

Feasibility Study for Tenguel

On December 16, 2021, BacTech announced and released the executive summary results of its 3rd party produced Bankable Feasibility Study (“BFS”) for the staged development of its 100% owner-operated bioleaching facility in Tenguel , Ecuador (“TE”). The results point toward a very robust and economically compelling project with strong performance metrics. South American mining and metallurgical engineering and development firm EPCM Consultores S.R.L. (“EPCMC”) was engaged in July 2021 to undertake the independent feasibility study for the Company’s proposed bioleach processing plant to be located in Tenguel, strategically situated for easy accessibility to Ponce Enriquez (“PE”) mining operations. The BFS outlines process economics expectations and metrics pointing toward solid and long-term program viability, while considering associated capital and operating costs for the project.

On February 8, 2022, BacTech released updated executive summary results of its third party- produced bankable feasibility study (BFS-II) for the staged development of its 100-per-cent-owner- operated bioleaching facility in Tenguel (TE), Ecuador. BFS economics have been updated to reflect improved optimization works allowing an increased throughput and improved average gold head grade. All dollar figures are in U.S. dollars unless otherwise indicated. This press release updates the results reported in the December 16, 2021 press release. The latest estimates are reflected in the data that follow:

Updated key economic highlights:

●	Pre-tax net present value (NPV) with 5-per-cent discount rate of $60.7 million (up 29.4 per cent from $46.9 million);
●	Pre-tax internal rate of return (IRR) of 57.9 per cent (up from 48 per cent);
●	Annual gold production of 30,900 ounces (up 19 per cent from 25,900 ounces);
●	Capital cost of $17.0 million (increased from $15.5 million);
●	Bioleach operating cost of $212 per tonne;
●	Assumed purchase prices of concentrate — 65 per cent of the contained gold value;
●	Pre-tax earnings prior to employee bonus — $10.9 million (up from $8.94 million);
●	Estimated local employee bonus pool — $1.64 million;
●	Payback (75-per-cent debt) — two years.

The feasibility study contemplates the purchase of concentrates, high in both arsenic and gold levels, from mines located in the Ponce Enriquez area of SW Ecuador. In total, there are over 90 small mines operating in the area. BacTech intends to return local miner compensation back to previous payment levels, prior to a sweeping price reduction imposed by Chinese buyers due to recent import levies on arsenic/gold concentrates entering China.

Next Steps

Using the flow sheet developed by the BFS, the final piece of this phase of the project would be detailed engineering. It is our intent to rely heavily on the designs from previous plants that BacTech has built which addressed material with very similar mineralogical structure.

BacTech has an option to purchase a parcel of land to be used for the operations in Tenguel. Applications will be made to the Ministries of Mining, Water and Environment, for approval of a water usage license, and tailings approval for the post bioleach residues.

We estimate that the cost to get the project to a “shovel ready” state will be approximately US$800,000. The actual budget for construction, procurement and materiel is estimated to be $US 17M with a 20% variance, based on costs from past projects. The detailed engineering will allow the company to reduce the variance in the budget. The estimated time to complete the pre-construction studies is approximately 12 months with the permitting being the longest part of the process. At the end of this process BacTech will actively pursue contractual concentrate feeds from local sources and quite possibly from neighboring countries such as Peru. Once the Company successfully completes the initial plant, it is conceivable we will attract enough feed to exceed the plant’s capacity. The current output from the Ponce Enriquez area is estimated to be 200-250 tpd of gold/arsenic concentrates. This could lead to a straight- forward expansion as BacTech’s plants are modular in design.

Bolivia

On May 24, 2016, BacTech announced that its 98% owned Bolivian subsidiary, EMABSA, had signed an Association Contract with COMIBOL, the state mining company of Bolivia. On September 15, 2016, the Bolivian government by Law N degrees 831, approved and ratified the agreement.

On September 9, 2019, BacTech announced that it will not proceed with the reclamation of the Telamayu tailings project in Bolivia. After completing metallurgical test work on the project and evaluating the economics of the project it was decided that the project would be too difficult to finance. It was estimated that the project would cost approximately $US 9M.

The inability to recover tin into a suitable concentrate severely hampered the economics of the project. Given the fact that the value of the tin made up roughly 50% of the value of the contained metal in the tailings, financing the project was deemed to be too difficult.

Other Projects

The Company continues to evaluate other projects in South America and Central America.

On May 15, 2019, BacTech announced that it had signed a letter of intent with GMR Inc. (“GMR”) to license BacTech’s proprietary bioleach technology. BacTech joins Dundee Sustainable Technologies (CSE: DST) as a technology partner with GMR to develop a potential solution for the remediation of the Gold Residual Stockpile in Snow Lake, Manitoba. Through this agreement, BacTech received a $20,000 cash payment as an advance for the right to utilize the BacTech proprietary bioleach technology on the Gold Residual Stockpile in Snow Lake, Manitoba. In addition, BacTech will earn 3% undivided equity interest in the net income of the project. GMR is relying on BacTech’s historical research conducted in 2011 and 2012 that showed oxidation rates of 95% and gold recovery of 88.6% on material obtained from the arsenic stockpile.

Colombia

On August 10, 2020, the Company announced that it has agreed to participate in an evaluation of mine tailings near Medellin, Colombia. The grades of gold and platinum were very high compared to normal tailings grades. Even though MetalTec LLC, the prospective partner company, provided assay results from ALS Laboratories, it was decided that an independent contractor should be engaged to conduct an arm’s length study of the tonnage and grade of contained metal. The tailings also contain 1% arsenic. There has been little development of this project due to Covid-19 and unstable political conditions in Colombia.

East Africa

On April 26, 2021, the Company announced that it has executed a strategic Memorandum of Understanding (“MOU”) with Curatio Gold Limited (“Curatio”) to source refractory ores for processing from Eastern Africa. Curatio was recently established to provide funding to support improved metallurgical processing, with the goal of eliminating the dangerous and environmentally unfriendly use of mercury for gold liberation. The group will initially focus its efforts in East Africa on an active Artisanal and Small-scale mining (“ASM”) industry. The principal founders of Curatio have many years of technical mining expertise and are well versed in supporting small and medium-sized businesses in Africa. Curatio CEO Doug Ramsey, R.P.Bio., is a biologist with expertise in environmental mercury concerns and four decades of experience in solving mining related environmental issues. Prior to founding Curatio with Mark Francis, Doug was CEO and VP Sustainability with a junior miner and a consultant to industry and government.

Selected Annual Information

The following table presents selected financial information in Canadian dollars ($), for each of the three most recently completed financial years and has been prepared in accordance with International Financial Reporting Standards (“IFRS”).

	2021	2020	2019
	$	$	$
License fee	Nil	Nil	20,000
Gain from forgiveness of debt	Nil	1,219,674	Nil
Gain from debenture conversion	Nil	163,162	Nil
Net income (loss) for the year	(1,596,395)	861,145	(1,084,611)
Net income (loss) per share	(0.01)	0.01	(0.01)
Total assets (1)	234,969	33,673	34,161
Total current liabilities	1,471,031	2,653,880	4,053,596

(1) The Company does not capitalize any of its developmental expenditures notwithstanding that they may have enduring value in future operations.

The Company does not generate any recurring revenue at this time except for the one time advance payment for $20,000 received in fiscal 2019 as a participation fee for a project in Snow Lake, Manitoba. The funding of the Company’s operations since inception in December 2010 has been from the exercise of warrants and options, equity private placements, debentures, bridge loans and notes, which have been used for general working capital, advancing the projects Ecuador, as well as pursuing other projects of interest.

The increase in liabilities from 2015 through to 2019 is the result of limited funds available to fund project initiatives and corporate expenditures. A significant portion of accounts payable in 2019 and 2018 related to accrued salaries and consulting fees to officers and managers of the Company.

In fiscal 2020, certain officers and a consultant of the Company forgave the debts owing to them totaling $1,219,674 from accrued salaries and management fees effective June 30, 2020. As a result, no salaries or fees were earned in the six months ended June 30, 2020 and all related debts owing to them from accrued salaries from previous years in the amount of $1,219,674 were written down to $Nil and resulted in a gain from forgiveness of debt for the year ended December 31, 2020. In addition, during 2020, a total of $287,000 of debentures and related accrued interest of $120,480 were settled through the issuance of common shares of the Company. From these two transactions, involving the forgiveness debt for salaries and wages owing and the settlement of debentures and interest payable, the outstanding total current liabilities have been significantly reduced.

In fiscal 2021, the Company reached agreements with 83.1% of its current debenture and loan holders to convert $642,500 of the Company’s outstanding debt and $557,585 accrued interest into 12,000,854 Units, comprised as above. Each Unit, priced at $0.10 per Unit, is comprised of one common share and one common share purchase warrant in the capital of the Company. Through additional and separate transactions, the Company repaid additional debentures totaling $100,000 in principal and $27,300 accrued interest.

Results of Operations

This analysis of the results of the Company’s operations should be read in conjunction with the Company’s annual consolidated financial statements for the year ended December 31, 2021.

Revenues

The Company has no revenue or sources of recurring revenues.

Operating and Administrative Costs

Operating and administrative expenses increased to $1,115,435 for the year ended December 31, 2021 from $295,373 last year. Significant components of this expense include:

1.	Salaries and management fees increased to $178,509 for the year ended December 31, 2021 from $81,755 last year. These costs are for the salaries and management fees incurred directly in managing and operating the business of the Company.

The officers and a consultant of the Company forgave the debt owing to them from accrued salaries and management fees effective June 30, 2020. As a result, no salaries or fees were earned in the six months ended June 30, 2020 and all related debt owning to then from accrued salaries from previous years were written down to $Nil. Common share stock options were issued as compensation for the cancellation of the accrued salaries;

2.	Share-based payments, as explained in note 12 to the annual consolidated financial statements, were $398,300 for the year ended December 31, 2021 and $74,900 for year ended December 31, 2020. Yearly fluctuations in stock option expense are dependent on several factors including, but not limited to, number of options issued, valuation of options, vesting period and timing. For the year ended December 31, 2020, the Company granted 2,500,000 options (primarily in consideration of the forgiveness of the debt as explained above). For the year ended December 31, 2021, the Company granted 4,100,000 options.

3.	Professional fees increased to $322,907 for the year ended December 31, 2021 from $57,570 last year. The increase in professional fees is due to an increase in activity pursuing the development of the Ecuador project. These expenses are indirect expenses (legal, strategic advisory and consulting) and not included in project costs.

4.	Travel costs increased to $32,356 for the year ended December 31, 2021, from $655 last year. For Fiscal 2020, the travel expenditures were reduced and kept to a minimum because of the current pandemic. With the easing of the travel restrictions, travel expenditures have increased and were solely focused on Ecuador project in the current year; and

5.	Shareholder information and filing fees expenses increased to $135,865 for the year ended December 31, 2021, from $53,600 last year. This type of expense was reduced, starting in fiscal 2019, and the trend has continued until mid 2021. Additional expenditures have been incurred to update the company video in multiple languages, improve website and improve distribution of news flow to European investors.

Project Expenditures

The project expenditures were for the diagnostic and bioleaching test work for the Ecuador project, as well the feasibility study that was initiated in the current period.

Finance Charges and Debentures

Finance charges are made up of interest charged by suppliers and vendors, loans payable and the debentures payable.

For the loan payable of $150,000, interest expenses for the year ended December 31, 2021 was $87,217 (2020 -$55,500. This loan accrued interest at a rate of 1.5% per month compounded monthly. The repayment of loan payable was completed on November 1, 2021 through the issuance of 4,764,970 common shares and 4,764,970 warrants to settle the outstanding promissory note of $150,000 and accumulated interest and penalty interest accumulated to the settlement date of $326,497.

Between April 19, 2017, and September 26, 2017, BacTech completed three tranches of a debenture financing for gross proceeds of $445,000. This debenture included bonus interest in the form of common shares. This debenture has generated interest expense of $36,000 and accretion expense of $2,865 for the year ended December 31, 2021. In fiscal 2020, $20,000 of the debenture holders formally accepted the terms to extend the maturity date. A total of 496,000 warrants were issued at a value of $6,072. On November 1, 2021, the Company settled the repayment of certain debentures through the issue of 3,564,822 common shares and 3,564,822 warrants to settle the outstanding debenture face value of $232,500 and accumulated interest $123,982. In separate transactions the Company completed $112,500 worth of redemptions of the debentures as of December 31, 2021. The remaining principal portion of these debentures is $100,000 as of December 31, 2021.

On November 29, 2017, BacTech completed a debenture financing for gross proceeds of $100,000 and accompanied it by the issuance of 400,000 common shares, which are included as a bonus equity interest and NSR of 0.50% in relation to the project in Bolivia. The debenture has a 2-year term and pays 12% interest. This debenture has generated interest expense of $9,991 and accretion expense of $13,600 for the year ended December 31, 2021. In fiscal 2020, the debenture holder formally accepted the terms to extend the maturity date. A total of 2,480,000 warrants were issued at a value of $21,300. On November 1, 2021, the Company settled the repayment of this debenture through the issue of 1,470,795 common shares and 1,470,795 warrants to settle the outstanding debenture face value of $100,000 and accumulated interest $47,079.

On May 14, 2018, BacTech completed a debenture financing for gross proceeds of $85,000. The debentures were accompanied by the issuance of 340,000 common shares which are included as a bonus equity interest and NSR of 2.50% in relation to the project in Bolivia. The debenture has a 2-year term and pays 12% interest. This debenture has generated interest expense of $8,561 and accretion expense of $19,530 for the and year ended December 31, 2021. The debenture holders reached their maturity date in fiscal 2020. In fiscal 2020, the debenture holders formally accepted the terms to extend the maturity date. A total of 2,108,000 warrants were issued at a value of $28,400. On November 1, 2021, the Company settled the repayment of this debenture through the issue of 1,203,786 common shares and 1,203,786 warrants to settle the outstanding debenture face value of $85,000 and accumulated interest $35,379.

On May 1, 2019, the Company closed a $150,000 Senior Bridge Debenture. The Senior Bridge Debenture was for one year and will pay 12% interest on redemption. This debenture included warrants. This debenture has generated interest expense of $10,440 and accretion expense of $40,710 for the year ended December 31, 2021. The Senior Bridge Debentures holders reached their maturity date in fiscal 2020. In fiscal 2020, the debenture holders formally accepted the terms to extend the maturity date. A total of 3,360,000 warrants were issued at a value of $61,070. BacTech repaid the principal balance of $75,000 plus interest to one of the convertible debentures holders that was completed on May 1, 2019. On November 1, 2021, the Company settled the repayment of the remaining debenture through the issue of 996,480 common shares and 996,480 warrants to settle the outstanding debenture face value of $75,000 and accumulated interest $24,648.

Cash Flow Comparison

Cash flow from financing activities: For the year ended December 31, 2021, the Company completed three equity private placements for gross proceeds of $606,307 from the exercise of options and warrants received proceeds of $746,307, as well as repaid a debenture principal amount of $75,000.

Cash flow from operating activities: This represents the cash paid for overhead expenditures and project expenditures. These payments were financed from the sources of cash in financing activities.

Liquidity and Capital Resources

At December 31, 2021, the Company had cash of $64,285 and a working capital deficit of $1,196,062.

On April 21, 2022, the Company announced that it has arranged for a $1.0 million debenture with an existing strategic investor. The terms of the convertible debentures call for a conversion at $0.15 per share, an annual interest rate of 8% and a term of 18 months.

On March 1, 2022, the Company announced it had closed the first tranche of its previously announced financing for gross proceeds of $1.21million at a price of $0.20 per Unit. On April 21, 2022, the Company announced it had received an additional $900,000 in subscription agreements for a second tranche, of this financing which will be closed in the coming week. The issue price of the Units was $0.20 per unit. Units are comprised of (i) one (1) common share in the capital of the Company (or its successor) (hereinafter a “Share” and collectively, the “Shares”), (ii) one (1) transferable common share purchase warrant (each, a “Warrant” and collectively, the “Warrants”). Each whole Warrant shall entitle the holder thereof to acquire one (1) additional common share (each a “Warrant Share”) in the capital of the Company (or its successor) at a price of $0.30 per Warrant Share until the date that is twenty-four (24) months from the Closing Date (as defined herein). If the holder of the warrant exercises the warrant in the first 6 months they will participate in an additional royalty to be issued by the Company. Only the people who exercise the warrant would participate in the new royalty to be issued. And (iii) a Royalty Certificate representing the Royalty Incentive as defined below; the Royalty Certificate may be transferred subject to the approval of the Company.

On November 1, 2021, BacTech announced that it had reached agreements with 83.1% of its current debenture and loan payable holders to convert $642,500 of the Company’s outstanding debt and $557,585 accrued interest into 12,000,854 Units. Each Unit, priced at $0.10 per Unit, is comprised of one common share and one common share purchase warrant, exercisable at $0.20 for 2 years, in the capital of the Company.

On October 15, 2021, BacTech announced it had closed its previously announced private placement for gross proceeds of $331,250 through the issue of 3,312,500 Units. Each Unit, priced at $0.10 per Unit, is comprised of one common share and one common share purchase warrant in the capital of the Company.

During the year ended December 31, 2021, a total of 1,800,000 common share stock options were exercised at various prices providing gross proceeds of $140,000 to the Company. Furthermore, a total of 11,631,157 common share purchase warrants were exercised providing gross proceeds of $581,559 to the Company.

On February 2, 2021, BacTech announced the closing of the second round of financing using the Regulation “A” exemption. In this round the Company raised US$94,500 ($121,577) at US$0.015 per share through the issuance of 6,300,000 common shares.

On February 5, 2021, BacTech announced that it closed the previously announced, non- brokered private placement. A total of $153,500 was raised through the issuance of 5,116,666 common shares priced at $0.03 per share. Four insiders of BacTech participated in this financing for a total of $39,000 resulting in the issuance of 1,300,000 common shares.

On July 15, 2020, the Company’s Tier 2 Regulation A offering memorandum originally filed on April 2, 2020, with the United States Securities and Exchange Commission (SEC) was qualified. The share price for the first tranche is US$0.0150. On September 15, 2020, the Company closed its first tranche for gross proceeds US$50,000 through the issuance of 3,333,333 common shares.

On February 13, 2020 and March 20, 2020, the Company completed a private placement for total gross proceeds of $64,000 through the issue of 4,266,667 units at a price of $0.015 per unit. Each unit consisted of one common share of the Company and one full common share purchase warrant exercisable at $0.05 for 2 years.

Share Capital
	December 31, 2021		December 31, 2020
	Number of shares	$ Amount	Number of shares	$ Amount
Balance, beginning of period	116,914,372	5,787,147	101,153,756	5,470,659
Shares issued from private placements	5,116,666	153,500	4,266,667	64,000
Shares issued from private placements	3,312,500	175,600	-	-
Shares issued from Reg A financing	6,300,000	121,557	3,333,333	65,880
Shares issued from debenture conversion	680,000	71,400	-	-
Shares pursuant to exercise of warrants and options	13,431,167	721,559	8,160,616	244,819
Shares issued for repayment of debentures and Loans payable	12,000,854	632,425	-	-
Fair value of warrants and options	-	184,725	-	-
Less share issue costs Fair value of warrants	-	-	-	(29,850)
Share issue costs	-	(17,111)	-	(28,361)
Balance, end of period	157,755,559	7,830,802	116,914,372	5,787,147

For a description of the outstanding warrants and stock options that are outstanding to purchase common shares of the Company, please refer to Note 11 - Share Capital, Note 12 – Warrant, and Note 13 – Stock Options of the annual consolidated financial statements.

Quarterly Information

Selected quarterly information for the most recently completed quarter is presented below in Canadian currency ($), and in accordance with International Financial Reporting Standards.

	2021				2020
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s
License fees	-	-	-	-	-	-	-	-
Other items	-	-	-	-	-	163	1,220	-
Net Loss for the period	(519)	(427)	(252)	(398)	(159)	1	1,191	(172)
Loss per share (0.00)	(0.005)	(0.005)	0.00	0.00	0.00	0.00	0.01	0.00

Fourth Quarter

The trend in increasing administrative and project related expenses continued through the fourth quarter as the Company continued to advance the project in Ecuador.

Off-Balance Sheet Arrangements

The Company had no off-balance sheet arrangements as of December 31, 2021.

Financial Instruments

The Company has not entered into any specialized financial arrangements to minimize its investment risk, currency risk or commodity risk.

Outlook

With the breakout of war between Ukraine and Russia, global equity markets have become extremely volatile., The resource sector has relatively fallen from favour with investors making capital raising in the sector more difficult than it has traditionally been for junior companies in the resource sector and in the remediation and reclamation of mine waste and tailings. There can be no assurance that the Company will be successful in attracting either new financing or new opportunities to apply its technology.

Risks

The Company’s strategy emphasizes developing projects to leverage its intellectual property to create shareholder value. This strategy has required, and continues to require, significant financings, and is subject to risks associated with mineral prices, mineral resources and operations. Due to the nature of the Company’s business, the present stage of development of its projects, and the constraints placed upon the Company’s ability to move forward by its current liquidity situation, readers should carefully review and consider the financial, environmental and operational risk factors affecting the Company.

COVID-19 Pandemic

The Company is subject to various market, political and regulatory constraints as a result of the COVID-19 situation and additional business and financial risks that may result therefrom. The duration of the COVID-19 outbreaks and the resultant travel restrictions, social distancing, Government response actions, business closures and disruptions, can all have an impact on the Issuer’s operations and access to capital. There can be no assurance that the Issuer will not be impacted by adverse consequences that may be brought about by the COVID-19 pandemic on global financial markets, share prices and financial liquidity and that may severely limit the financing capital available to the Company. While it appears that the pandemic is continuing longer than might originally have been expected, adaptation to the new requirements of a pandemic affected world seems generally to be taking place. The suggestion of general availability of vaccines in Canada with a good vaccination rate, but very different around the world and, therefore, continued uncertainties, but with some surprisingly good economic recoveries.

Need for Additional Financing

The Company currently has no source of operating cash flow, and there is no assurance that additional funding will be available to the Company as and when needed for further assessment and evaluation, as well as development of its projects, or to fulfill its obligations to its existing creditors. Volatile markets may make it difficult or impossible for the Company to obtain adequate debt or equity financing in the future, or on terms acceptable to the Company. The failure to obtain additional financing could force the Company to liquidate its assets to satisfy creditor claims.

Dependence on Management

The Company’s business and operations are dependent on recruiting and retaining the services of a small number of key members of management and qualified personnel. The success of the operations and activities of the Company are dependent, to a significant extent, on the efforts and abilities of the management of the Company. Investors must be willing to rely, to a significant extent, on the discretion and judgment of the management of the Company. Furthermore, while the Company believes that it will be successful in attracting qualified personnel and retaining its current management team, there can be no assurance of such success. The Company does not maintain key employee insurance on any of its employees.

Competition

The Company competes with other engineering companies for the acquisition of mineral rich mine tailings and mine waste that can be developed economically. The Company competes with other engineering companies that have greater financial and technical resources and experience. Such competition may result in the Company being unable to acquire desired properties, to recruit or retain qualified employees, or to acquire the capital necessary to fund its operations and develop its properties. The inability of the Company to compete with other engineering companies for these resources would have a material adverse effect on the Company’s results of operations and business.

Currently, the Company’s bioleaching technology does not operate in an overly competitive marketplace; however, the Company anticipates that it may face increased competition in the future, as advanced technologies become available. While management believes that the Company’s technology is more advanced, commercially proven and better situated than its competitors, there can be no assurance that the Company will be able to effectively compete with companies who have or may develop similar technologies and may possess greater financial resources and technical facilities. Competitive pressures, or the inability of the Company to successfully license its technology on terms that are acceptable, may have a material adverse effect on the Company’s business, operating results and financial condition.

Protection of Intellectual Property Rights

The Company is dependent not only on its ability to protect its intellectual property rights, but also upon the protection of rights of third parties from which it may license intellectual property rights. The Company currently holds patent rights and has pending patent applications. In addition, the Company relies upon certain other technologies, ideas; know how, secrets or other information, which it may not be able to protect. Notwithstanding precautions the Company may take to protect its rights, third parties may copy or obtain and use the Company’s proprietary and licensed or optioned technologies, ideas, know how, secrets and other proprietary information without authorization or independently develop technologies similar or superior to the Company’s proprietary and licensed or optioned technologies. The Company enters confidentiality and restriction on use agreements with its employees, strategic partners, and others; however, these agreements may not provide meaningful protection of the Company’s proprietary and licensed or optioned technologies or other intellectual property in the event of unauthorized use or disclosure. Policing unauthorized use of such technologies and intellectual property is extremely difficult, and the cost of enforcing the Company’s rights through litigation may be prohibitive. Further, the laws of jurisdictions other than Canada and the United States may not provide meaningful protection of the intellectual property rights of the Company and such third parties.

Obtaining and Enforcing Patents

The patent positions of technology firms, including the Company, are generally uncertain and involve complex legal and factual questions. The Company’s success in utilizing and licensing its bioleaching technology will depend, in part, on its ability to obtain, enforce and maintain patent protection for its technology worldwide. The Company cannot be assured that patents will issue from any pending applications or that claims now or in the future allowed under issued patents will be sufficiently broad to protect its technology. In addition, no assurance can be given that any patents issued to or licensed by the Company will not be challenged, invalidated, infringed, or circumvented, or that the rights granted thereunder will provide continuing competitive advantages to the Company. Furthermore, there is no assurance that the patents of others will not impede the ability of the Company to do business or that others will not independently develop similar products or technologies, duplicate any of the Company’s products or technologies or, if patents are issued and licensed to the Company, design around the Company’s patented product or technology.

Accordingly, the Company may not be able to obtain and enforce effective patents to protect its proprietary rights from use by competitors, and the patents of other parties could require the Company to stop using or pay to use certain intellectual property, and as such, the Company’s competitive position and profitability could suffer as a result.

Claims of Infringement of Proprietary Rights of Others

The Company is not currently aware of any claims asserted by third parties that the Company’s intellectual property infringes on their intellectual property. However, in the future, third parties may assert a claim that the Company infringes on their intellectual property. As a result, there is a risk that the Company, or one or more of its licensors, may become subject to litigation alleging that the products or technologies of the Company or its licensors infringe on the proprietary rights of third parties. Whether or not the products or technologies infringe on the proprietary rights of third parties, the Company or such licensors could incur significant expenses in defending allegations of infringement of proprietary rights. Further, the Company or such licensors may be required to modify their products or obtain licenses for intellectual property rights because of any alleged proprietary infringement which may not be achievable on commercially reasonable terms, in a timely manner, or at all, any of which could adversely affect the Company’s business revenue, results from operations and financial condition.

Conflicts of Interest

Certain of the Company’s directors and officers may serve as directors or officers of other reporting companies, companies providing services to the Company, or companies in which they may have significant shareholdings. To the extent that such other companies may participate in ventures in which the Company may participate, the directors of the Company may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. If such a conflict of interest arises at a meeting of the Company’s directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms.

From time to time, several companies may participate in the acquisition, assessment and evaluation, and development of mineral reclamation properties, thereby allowing for the participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment. In accordance with the laws of Canada, the directors of the Company are required to act honestly, in good faith and in the best interests of the Company. In determining whether the Company will participate in a program and the interest therein to be acquired by it, the directors will primarily consider the degree of risk to which the Company may be exposed and its financial position at the time.

Related Party Transactions

Please refer to Note 7 of the annual consolidated financial statements for the year ended December 31, 2021.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive business activities. For these reasons, we have included in our unaudited financial statements that there is substantial doubt that we will be able to continue as a going concern without further financing.

The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs for the next fiscal year and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. As of December 31, 2021, the Company has a net loss of $1,596,395, and if the Company is unable to obtain adequate capital, it could be forced to cease operations.

Future Financings.

We will continue to rely on equity sales of the Company’s common shares in order to continue to fund business operations. Issuances of additional shares will result in dilution to existing shareholders. There is no assurance that the Company will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our business plan of operating in the mineral processing and mine tailings remediation areas, using our proprietary Bioleaching processes.

Since inception, we have financed our cash flow requirements through issuance of common stock and loans to third parties. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of revenues. Additionally, we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. In the future we will need to generate sufficient revenues from sales in order to eliminate or reduce the need to sell additional stock or obtain additional loans. There can be no assurance we will be successful in raising the necessary funds to execute our business plan.

We anticipate that we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth.

To address these risks, we must, among other things, build our mineral processing facilities, implement and successfully execute our business and marketing strategy, continually develop and upgrade our business model and website, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Critical Accounting Policies.

The financial statements are compliant and up to date with all new financial accounting standards, as noted per IFRS. The Company has elected to not delay compliance with any new or revised financial accounting standard. The Company’s fiscal year end is December 31. Additional information regarding the Company will be available through the SEDAR website at www.sedar.com.

Management regularly evaluates the accounting policies and estimates that are used to prepare the financial statements. A complete summary of these policies is included in Note 1 and Note 2 of the Company’s audited financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Relaxed Ongoing Reporting Requirements

Upon the completion of this Offering, we expect to elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following June 30.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due in 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

Item 3. Directors and Officers

MANAGEMENT

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of the date December 31, 2021:

As of December 31, 2021, the BacTech Environmental Corporation had 5 full-time employees, and 2 part-time employees.

The directors and executive officers of the Company as of December 31, 2021 are as follows:

Name	Position	Age	Date of Appointment	Approx. Hours Per Week
Ross Orr	President, CEO and Director	65	Dec. 2010	50
Louis R. Nagy	Treasurer, CFO, Secretary, Director	57	Dec. 2010	25
Jay Naster	Director	62	Dec. 2010	1
Donald Whalen	Director	81	Dec. 2010	1
Walter Cimowsky	Director	65	Dec. 2010	1
Tim Lewin	Director	75	2014	2
Jay Richardson	Director	76	2018	1
Dr. Paul Miller	Vice President – Metallurgy and Bioleaching	65	Dec. 2010	10

Ross Orr, Age 64: Mr. Orr, our President, CEO and Director since the Company’s inception in 2010. Ross Orr initially brought BacTech Mining Corporation to Canada from Australia in 1997 and was instrumental in the success of the Company’s IPO. He sat on the board as an outside Director until taking the role of President and CEO in 2004. Following completion of the Plan of Arrangement in December 2010, which split BacTech Mining into two new companies, REBgold Corporation and BacTech Environmental Corporation, Mr. Orr assumed the position of President & CEO of BacTech Environmental in 2011. Mr. Orr’s responsibilities include capital raising, project identification and negotiation and investor relations in addition to managing the day-to-day operations of the Company.

Louis R. Nagy, Age 57: Mr. Nagy has been our Chief Financial Officer and Director since inception in 2010. He is a Chartered Accountant with over 30 years of professional service and industry experience. His professional service experience of 10 years includes public practice audit engagements, personal and corporate tax assignments, as well as sales tax recovery consulting. Industry experience includes various finance and accounting roles, including Chief Financial Officer within small to medium sized private and public companies. His time in industry involved a wide range of activities including financial and management reporting, treasury and cash management, reorganizations, IT and system implementations, as well as investment banking. Mr. Nagy was Chief Financial Officer of BacTech Mining Corporation and became CFO of BacTech Environmental Corporation following completion of the Plan of Arrangement in December 2010.

Jay Naster-Director, Age 62: Mr. Naster is a partner with Brauti Thorning LLP in the criminal and regulatory law group where his practice focuses on white-collar criminal and regulatory litigation and investigations. Following his call to the bar in 1986, Mr. Naster spent eleven years as a Crown counsel with the Crown Law Office (Criminal) where he specialized in complex white-collar criminal prosecutions, including corporate, securities and tax-related matters. In 1997, he became the senior litigation counsel at the Ontario Securities Commission, where he conducted complex quasi-criminal prosecutions and regulatory hearings pursuant to the Securities Act. In 2005, he entered private practice. Mr. Naster received his LL.B. cum laude from the University of Ottawa. He was called to the Bar of Ontario in 1986 and is a member of a number of professional associations including the Advocates Society and the Canadian Bar Association. Mr. Naster was a director of BacTech Mining Corporation and became a director of BacTech Environmental Corporation following completion of the Plan of Arrangement in December 2010.

Donald Whalen-Director, Age 81: Mr. Whalen has been a director of the Company since its inception in 2010. During the past 5 years, Don has been a Director of BacTech Environmental Corporation (CSE: BAC) and the Non-Executive Chairman of Pancontinental Resources Corporation (TSXV: PUC) since 2006 and Roscan Gold Corporation (TSXV: ROS) from 2004 to 2020. Roscan is a gold exploration company which has made two recent discoveries on the Siribaya trend in Mali, West Africa. In the preceding period, he was Executive Chairman of TSX-listed High River Gold Mines Ltd (1992 – 2008) which discovered and developed gold mining operations in Manitoba, Burkina Faso and Russia. Due to Mr. Whalen’s vast experience with mining and public companies we believe that he is a great addition to our Company.

Walter Cimowsky-Director, Age 65: Mr. Cimowsky has been a director of the Company since its inception in 2010, he is also a founding partner and director of Ocean Partners Holdings Limited, a privately held company active in the global physical trading and marketing of copper, zinc, lead and precious metal concentrates. The company operates with an international network of field and agency offices. Ocean Partners provides or arranges financing for small/medium sized mining projects, and currently holds equity positions in mines located in Canada, Ireland and Turkey. Mr. Cimowsky was a director of BacTech Mining Corporation and became a director of BacTech Environmental Corporation following completion of the Plan of Arrangement in December 2010. Due to Mr. Cimowsky’s long relationship with BacTech and knowledge of the mineral markets we believe he will be an asset to our Company.

Tim Lewin-Director, Age 75: Mr. Lewin, has been on our Board of Directors since 2014. After a brief career as a journalist Tim Lewin joined the Financial Services industry in 1972. Working first on the floor of the London Commodity Exchange he later moved to the futures-broking house of GW Joynson where he qualified as a trader before taking over the company’s coffee trading desk just in time for the coffee price explosion of 1976. Tim left to establish his own company in 1987 specializing in development of exchange-trading in emerging markets. Initially these were focused on South East Asia but as soon as the Former Soviet Union began to change its markets to a trading basis in 1991 he was invited to join the team of consultants engaged by the British Government to lend support and techniques to the economy in transition. Due to Mr. Lewin’s international experience and knowledge of foreign markets we are pleased to have him as a member of our Board of Directors.

Jay Richardson-Director, Age 76: , Mr. Richardson joined our Board of Directors in 2018. He is a Canadian Chartered Accountant (CA/CPA) and a retired Partner of KPMG (UK) and E&Y (Canada and Singapore). Now practising as a company doctor, he is CEO and Chairman of EnerSpar Corp (TSX-V: ENER) and Great Lakes Graphite (TSX-V: GLK). Due to Mr. Richardson’s extensive financial oversight background as a Director, he Chairs the Company’s Audit Committee.

Dr. Paul Miller- VP Metallurgy and Bioleaching, Age 64: Dr. Miller has been our VP of Engineering since our inception and has over 30 years’ industrial experience in bioleaching and commercial applications. He commenced his career working for Mintek in South Africa in 1981, and formed the original group evaluating bioleaching as a potential treatment option. In 1986, he joined Davy McKee in the U.K. as a group leader responsible for development of process technology in support of worldwide contracting activities, with an emphasis on refractory gold projects, determining the feasibility of bioleaching against competing technologies. He joined BacTech Mining Corporation in Australia in 1996 as technical manager and, since that time, has been responsible for all technical aspects of projects, from initial test work and management of studies through to project design and execution.

None of our officers or directors in the last five years has been the subject of any conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses), the entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities; a finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or the entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

There are no family relationships among and between our directors, officers, persons nominated or chosen by the Company to become directors or officers, or beneficial owners of more than five percent (5%) of the any class of the Company’s equity securities.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our named executive Officer paid by us during the year ended December 31, 2021, in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Ross Orr, President, Chief Executive Officer, Treasurer, and Director	2020	$56,250	0	0	0	0	0	0	$56,250
	2021	$125,000	0	0	0	0	0	0	$125,000
Louis R. Nagy, Chief Financial Officer, Treasurer, Secretary and Director	2020	$24,000	0	0	0	0	0	0	$24,000
	2021	$58,000	0	0	0	0	0	0	$58,000
Jay Naster - Director	2020	$0	0	0	0	0	0	0	$0
	2021	$0	0	0	0	0	0	0	$0
Donald Whalen - Director	2020	$0	0	0	0	0	0	0	$0
	2021	$0	0	0	0	0	0	0	$0
Walter Cimowsky - Director	2020	$0	0	0	0	0	0	0	$0
	2021	$0	0	0	0	0	0	0	$0
Tim Lewin - Director	2020	$0	0	0	0	0	0	0	$0
	2021	$0	0	0	0	0	0	0	$0
Jay Richardson - Director	2020	$0	0	3,000	0	0	0	0	$3,000
	2021	$0	0	0	0	0	0	0	$0
Gary Williams — Vice President – Environment	2020	$0	0	0	0	0	0	0	$0
	2021	$0	0	0	0	0	0	0	$0
Dr. Paul Miller — Vice President – Metallurgy and Bioleaching	2020	$36,000	0	0	0	0	0	0	$36,000
	2021	$90,000	0	0	0	0	0	0	$90,000

Narrative Disclosure to Summary Compensation Table

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive Officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Outstanding Equity Awards at Fiscal Year-End

Except as disclosed below, no Executive Officer received any equity awards, or holds exercisable or unexercisable options, as of the year ended December 31, 2021.

OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Name	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ross Orr	400,000	0	0	0.10	2022.10.24	0	0	0	0
	1,500,000	0	0	0.05	2030.08.20	0	0	0	0
	400,000	0	0	0.12	2026.03.16
	100,000	0	0	0.15	2026.09.16	0	0	0	0
Louis Nagy	300,000	0	0	0.10	2022.10.24	0	0	0	0
	500,000	0	0	0.05	2030.08.20
	400,000	0	0	0.12	2026.03.16	0	0	0	0
	100,000	0	0	0.15	2026.09.16	0	0	0	0
John Gingerich	100,000	0	0	0.10	2022.10.24	0	0	0	0
	100,000	0	0	0.12	2026.09.16	0	0	0	0
Jay Naster	100,000	0	0	0.12	2026.03.16	0	0	0	0
	100,000	0	0	0.15	2026.09.16	0	0	0	0
Don Whalen	100,000	0	0	0.15	2026.09.16	0	0	0	0
Walter Cimowsky	100,000	0	0	0.10	2022.10.24	0	0	0	0
	100,000	0	0	0.12	2026.09.16	0	0	0	0
	100,000	0	0	0.15	2027.09.16	0	0	0	0
Tim Lewin	100,000	0	0	0.10	2022.10.24	0	0	0	0
	100,000	0	0	0.12	2026.09.16	0	0	0	0
	100,000	0	0	0.15	2027.09.16	0	0	0	0
Jay Richardson	100,000	0	0	0.15	2026.09.16	0	0	0	0
Gary Miller	200,000	0	0	0.10	2022.10.24	0	0	0	0
Paul Miller	300,000	0	0	0.10	2022.10.24	0	0	0	0
	300,000	0	0	0.05	2030.08.20	0	0	0	0
	400,000	0	0	0.12	2026.03.16	0	0	0	0
	100,000	0	0	0.15	2026.09.16	0	0	0	0

Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for our Director or executive Officer.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as Directors. The Board of Directors has the authority to fix the compensation of Directors. No amounts have been paid to, or accrued to, Directors in such capacity.

Director Independence

The Board of Directors is currently composed of six members. Ross Orr, and Louis R. Nagy do not qualify as an independent Directors in accordance with the published listing requirements of the NASDAQ Global Market. Mr. Naster, Mr. Whalen, Mr. Cimowsky, Mr. Lewin and Mr. Richardson do qualify as an independent Directors in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the Director is not, and has not been for at least three years, one of the Company’s employees and that neither the Director, nor any of his family members has engaged in various types of business dealings with us. In addition, the Board of Directors has not made a subjective determination as to each Director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, though such subjective determination is required by the NASDAQ rules. Had the Board of Directors made these determinations, the Board of Directors would have reviewed and discussed information provided by the Directors and the Company with regard to each Director’s business and personal activities and relationships as they may relate to the Company and its management.

Security Holders Recommendations to Board of Directors

The Company welcomes comments and questions from the shareholders. Shareholders can direct communications to the Chief Executive Officer, Ross Orr, at our executive offices. However, while the Company appreciates all comments from shareholders, it may not be able to individually respond to all communications. Management attempts to address shareholder questions and concerns in press releases and documents filed with the SEC so that all shareholders have access to information about the Company at the same time. Ross Orr collects and evaluates all shareholder communications. All communications addressed to the Director and executive Officer will be reviewed by Ross Orr, unless the communication is clearly frivolous.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

Related Party Transactions

In accordance with IAS 24, key management personnel are those having authority and responsibility for planning, directing and controlling the activities of the Company directly or indirectly, including any directors (executive and non-executive) of the Company. Related party transactions are in the normal course of business and are recorded at the amount agreed to between the parties.

Related party transactions consist of the following for the year ended:

	December 31 2021	December 31 2020
	$	$
Salaries and management fees	170,500	80,250
Share based payments	275,500	60,000
Total	446,000	140,250

Included in accounts payable and accrued liabilities is $20,110 due to related parties at December 31, 2021 (December 31, 2020 - $69,510). Please refer to additional related party transactions disclosed in Share Capital Note 10(f).

The officers and a consultant of the Company forgave the debt owing to them from accrued salaries and management fees effective June 30, 2020. As a result, no salaries or fees were earned in the six months ended June 30, 2020 and all related debt owning to then from accrued salaries from previous years were written down to $Nil. There was no transaction like this in 2021.

Stock Options

The Company has a stock option plan (the “Plan”), under which the Company may grant options to directors, officers, employees, and third party service providers. Under the terms of the Plan that was re- approved by the shareholders on September 16, 2021, the Company is authorized to issue a maximum of 10% of the issued and outstanding shares.

The purpose of the Plan is to attract, retain and motivate directors, officers, and certain third party service providers by providing them with the opportunity to acquire a proprietary interest in the Company and benefit from its growth. The options granted under the Plan are non-assignable, have a term of 5 years and vest over years of up to two years from the date of issue.

	Year ended December 31, 2021		Year ended December 31, 2020
	Number Outstanding	Weighted Average Exercise Price $	Number Outstanding	Weighted Average Exercise Price $
Balance, beginning of year	7,000,000	0.07	4,500,000	0.08
Granted	4,100,000	0.13	2,500,000	0.05
Exercised (note 10 (vi))	(1,800,000)	0.08	-	-
Expired	(1,050,000)	0.07	-	-
Balance, end of year	8,250,000	0.10	7,000,000	0.07

Options to purchase common shares outstanding at December 31, 2021 carry exercise prices and remaining terms to maturity as follows:

Expiry Date	Weighted Average Exercise Price $	Grant Date Fair Value $	Number of Options Outstanding	Number of Options Exercisable	Remaining Weighted Average Contractual Life (yr.)
October 24, 2022	0.10	62,900	1,700,000	1,700,000	0.81
October 2, 2023	0.07	1,500	50,000	50,000	1.75
August 20, 2030	0.05	74,900	2,500,000	2,500,000	8.64
March 26, 2026	0.12	217,120	2,200,000	2,200,000	4.24
August 10, 2026	0.15	68,940	700,000	700,000	4.61
September 16, 2026	0.15	102,840	1,100,000	1,100,000	4.71
	0.10	528,200	8,250,000	8,250,000	4.95

For the year ended December 31, 2021, the Company granted 4,100,000 options with a 5 year life and an exercise price ranging from $0.12 to $0.15. The Company recognized share based payment expense of $398,300 for the year ended December 31, 2021.

For the year ended December 31, 2020, the Company granted 2,500,000 options with a 10 year life and exercise price of $0.05. These stock options were issued to those officers and consultants who forgave accrued salaries and fees for the years up to and ended June 30, 2020. During the year ended December 31, 2020, the Company recognized atotal share based payment expense of $74,900 from the vesting of options granted.

The fair values of the options issued during the year ended December 31, 2021 and 2020 were estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2021	2020
Risk free interest rate	0.87% - 1.11%	0.41%
Expected dividend yield	Nil	Nil
Exercise price	$0.12-$0.15	$0.05
Share price	$0.10 – $0.095	$0.03
Expected volatility	223% - 224%	287%
Expected life	5 years	10 years

Option pricing models require the input of subjective assumptions regarding the expected volatility. Changes in assumptions can materially affect the estimate of fair value, and therefore, use of Black-Scholes option pricing model may not provide a realistic measure of the fair value of the Company’s warrants at the date of issue.

Share Purchase Warrants

The movements in the number and estimated fair value of outstanding broker warrants and share purchase warrants are as follows:

	Year ended December 31, 2021		Year ended December 31, 2020
	Number Outstanding	Weighted Average Exercise Price $	Number Outstanding	Weighted Average Exercise Price $
Balance, beginning of year	21,598,427	0.05	33,500,908	0.05
Issued (Note 10 (ix) and (x))	15,313,354	0.20	12,710,667	0.05
Exercised (Note 10(vii))	(11,631,167)	0.05	-	-
Expired	(1,250,000)	0.05	(24,613,148)	0.05
Balance, end of year	24,030,614	0.15	21,598,427	0.05

The exercise price, expiry date, and the fair value assigned to warrants issued and outstanding as at December 31, 2021 are as follows:

Expiry Date	Weighted Average Exercise Price $	Grant Date Fair Value $	Warrants Outstanding	Remaining Contractual Life (yr)

September 22, 2022	0.05	63,530	1,333,260	0.73
April 19, 2022	0.05	12,028	1,240,000	0.30
May 12, 2022	0.05	23,006	2,108,000	0.36
June 25, 2022	0.05	3,035	248,000	0.48
May 1, 2022	0.05	30,035	1,680,000	0.33
May 13, 2022	0.05	28,400	2,108,000	0.36
October 14, 2023	0.20	155,650	3,312,500	1.79
November 1, 2023	0.20	567,660	12,000,854	1.84
	0.15	883,344	24,030,614	1.31

The fair values of the warrants issued during the years ended December 31, 2021 and 2020 were estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2021	2020
Risk free interest rate	0.72% to 1.07%	0.36% to 1.32%
Expected dividend yield	Nil	Nil
Exercise price	$0.20	$0.05
Share price	$0.10 to $0.12	$0.01 to$0.02
Expected volatility	247%	186 -254%
Expected life	2 years	2 to 3 years

Option pricing models require the input of subjective assumptions regarding the expected volatility. Changes in assumptions can materially affect the estimate of fair value, and therefore, use of Black-Scholes option pricing model may not provide a realistic measure of the fair value of the Company’s warrants at the date of issue.

Indemnification of Directors and Officers

Our articles of incorporation provide that no Director or Officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of subsection 124(3) of the Canada Business Corporations Act and the Ontario Business Corporations Act.

Our bylaws provide that we shall indemnify any and all of our present or former Directors and Officers, or any person who may have served at our request as Director or Officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such Officer or Director is adjudged to be liable for negligence or misconduct in performance of duty. To the extent that a Director has been successful in defense of any proceeding, the Canada Business Corporations Act and the Ontario Business Corporations Act provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our Directors, Officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such Officers and Directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there are transactions involving the issuer, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the issuer’s total assets at year-end for its last three fiscal years, except compensation awarded to executives.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Legal/Disciplinary History

None of BacTech Environmental Corporation’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of BacTech Environmental Corporation’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

None of BacTech Environmental Corporation’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of BacTech Environmental Corporation’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of seven members. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

Prior to one year from the date of this Offering’s qualification, we plan on adopting a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

Item 4. Security Ownership of Management and Certain Securityholders.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of May 12, 2022 for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than ten percent (10%) of our capital stock. The percentage of beneficial ownership in the table below is based on 172,025,558 shares of common stock deemed to be outstanding as of May 12, 2022.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Beneficial Ownership(2)
Directors and Officers:
Ross Orr	6,524,827	3.79%
Louis R. Nagy	4,627,180	2.69
Jay Naster	200,240	<1
Donald Whalen	1,085,000	<1
Walter Cimowsky	20,000	<1
Tim Lewin	982,759	<1
Jay Richardson	452,000	<1
Paul Miller	1,076,683	<1
David Tingey	770,000	<1
Sol-Eco (3)	15,566,508	9.05
Felix Lopes,	12,704,000	7.38
All executive officers and directors as a group (8 persons)	15,738,689	9.2%

(1) Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2) Based upon 172,025,558 common shares issued and outstanding, without conversions.

3) Sol-Eco is controlled by Olga Kurbatova, its CEO.

Item 5. Interest of Management and Others in Certain Transactions.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than as reported herein, during the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

DESCRIPTION OF SECURITIES

The Company’s Authorized Stock

We are authorized to issue an unlimited number of shares of common stock with no par value per share (the “Common Stock”).

Common Stock

No shareholders of the Corporation holding Common Stock have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class.

Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board from time to time out of assets of funds of the Corporation legally available, therefore.

Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

Except as otherwise required by Ontario, Canada corporation law, the Articles of Incorporation, or any designation for a class of Preferred Stock (which may provide that an alternate vote is required), (i) all shares of capital stock of the Corporation shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation; and (ii) the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the applicable matter shall be required for approval of such matter.

Adoption of Bylaws. In the furtherance and not in limitation of the powers conferred by statute and the Articles of Incorporation, the Board is expressly authorized to adopt, repeal, rescind. alter or amend in any respect the bylaws of the Corporation.

Shareholder Amendment of Bylaws. The Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class.

Removal of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote. Failure of an incumbent director to be nominated to serve an additional term of office shall not be deemed a removal from office requiring any stockholder vote.

Preferred Stock

The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion. Authority to do so being hereby expressly vested in the Board. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series: (1) the voting powers, if any, of the shares of such series and whether such voting powers are full or limited: (2) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid; (3) whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series: (4) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of. the Corporation: (5) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same other any other class or classes of stock or any other security, of the Corporation or any other corporation or entity, and the rates or other determinants of conversion or exchange applicable thereto; (6) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity; (7) the provisions, if any. of a sinking fund applicable to such series: and (8) any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof. of such series.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

Current Offering

BacTech Environmental Corporation (“BacTech Environmental Corporation,” “We,” or the “Company”) is offering up to $1,000,000 total of Securities, consisting of Common Stock, no par value (the “Common Stock” or collectively the “Securities”).

Transfer Agent

Our transfer agent is TransCanada Transfer, Inc. whose address is 25 Adelaide Street East, Suite 1301, Toronto, Ontario, M5C 3A1, telephone number (416) 603-4400, and email John@transcanadatransferinc.com.

The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

Listing

BacTech began trading on the CSE under the symbol “BAC” on December 2, 2010. BacTech, also trades on the OTC Markets under the symbol “BCCEF”.

Item 7. Financial Statements

BacTech Environmental Corporation

Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

BacTech Environmental Corporation

Table of Contents

For the years ended December 31, 2021 and 2020

Independent Auditor’s Report

To the Shareholders of BacTech Environmental Corporation

Opinion

We have audited the consolidated financial statements of BacTech Environmental Corporation and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2021 and 2020, and the consolidated statements of loss and comprehensive loss, consolidated statements of changes in equity (deficiency) and consolidated statements of cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2021 and 2020 and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards (“IFRS”).

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada. We have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material uncertainty related to going concern

We draw attention to Note 1 in the consolidated financial statements, which indicates that the Company’s current liabilities exceeded its current assets, has past due liabilities, and has an accumulated deficit at December 31, 2021. As stated in Note 1, these events or conditions, along with other matters as set forth in Note 1, indicate that material uncertainties exist that cast significant doubt on the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Other information

Management is responsible for the other information. The other information comprises Management’s Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated.

1

We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management and those charged with governance for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgement and maintain professional skepticism throughout the audit. We also:

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risks of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

2

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

●	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner of the audit resulting in this independent auditor’s report Chris Milios.

McGovern Hurley LLP

Chartered Professional Accountants Licensed Public Accountants

Toronto, Ontario May 2, 2022

3

BacTech Environmental Corporation

Annual Consolidated Statements of Financial Position

(Expressed in Canadian dollars, unless otherwise stated)

	As at December 31 2021	As at December 31 2020
	$	$
Assets
Current assets
Cash	64,285	19,412
Sales taxes receivable	17,848	-
Prepaids and deposits (note 22)	152,836	14,261
Total current assets	234,969	33,673

Total assets	234,969	33,673
Liabilities
Current liabilities
Accounts payable and accrued liabilities (notes 6 and 7)	1,149,737	1,666,791
Government assistance (note 20)	60,000	60,000
Payable to Aquila Resources Inc. (note 5)	161,294	161,294
Loan payable (note 8)	-	150,000
Debentures (note 9)	100,000	615,795
Total current liabilities	1,471,031	2,653,880
Liabilities related to abandoned subsidiary (note 19)	180,647	180,647
Total liabilities	1,651,678	2,834,527
Equity (deficiency)
Share capital (note 10)	7,830,802	5,787,147
Option reserve (note 12)	528,200	223,787
Warrant reserve (note 11)	883,344	296,198
Deficit	(10,659,055)	(9,107,986)
Total deficiency	(1,416,709)	(2,800,854)
Total liabilities and deficiency	234,969	33,673

Nature of Operations and Going Concern (note 1)

Commitments and Contingencies (note 18)

Subsequent Events (note 22)

The accompanying notes are an integral part of these annual consolidated financial statements.

Approved by the Board

Signed: “Ross Orr”	Signed: “Jay Richardson”
Director	Director

4

BacTech Environmental Corporation

Annual Consolidated Statements of Loss and Comprehensive Loss

(Expressed in Canadian dollars, unless otherwise stated)

	Year ended December 31
	2021	2020
	$	$
Expenses
Operating and administrative costs (note 14)	1,115,435	295,373
Finance charges (note 15)	235,410	222,233
Project expenditures	208,150	4,085
Total expense	1,558,995	521,691

Net loss for the year from operations	(1,558,995)	(521,691)

Other Income
Gain from forgiveness of debt (note 7)	-	1,219,674
Gain (loss) from debenture conversion (note 9(a))	(37,400)	163,162
Net income (loss) and comprehensive income (loss) for the year	(1,596,395)	861,145
Basic and diluted (loss) income per share (note 13)	(0.01)	0.01
Weighted average number of common shares outstanding (note 13)	139,135,066	108,569,525

The accompanying notes are an integral part of these annual consolidated financial statements.

5

BacTech Environmental Corporation

Annual Consolidated Statements of Changes in Equity (Deficiency)

(Expressed in Canadian dollars, unless otherwise stated)

	Share Capital	Share Capital	Option Reserve	Warrant Reserve	Deficit	Total Equity (deficiency)
	#	$	$	$	$	$
Balance, December 31, 2019	101,153,756	5,470,659	148,887	485,743	(10,305,371)	(4,200,082)
Shares issued pursuant to private placement (note 10(i))	4,266,667	34,150	-	29,850	-	64,000
Shares issued pursuant to debenture conversion (note 10(ii))	8,160,616	244,819	-	-	-	244,819
Shares issued pursuant to private placement (note 10(iii))	3,333,333	65,880	-	-	-	65,880
Warrants issued pursuant to debenture extension (note 9(a), (c) (d) and (e))	-	-	-	116,845	-	116,845
Expired warrants	-	-	-	(336,240)	336,240	-
Share based payments (note 12)	-	-	74,900	-	-	74,900
Share issue costs	-	(28,361)	-	-	-	(28,361)
Net income for the year	-	-	-	-	861,145	861,145
Balance, December 31, 2020	116,914,372	5,787,147	223,787	296,198	(9,107,986)	(2,800,854)
Shares issued pursuant to private placement (note 10(iv))	6,300,000	121,557	-	-	-	121,557
Shares issued pursuant to private placement (note 10(v))	5,116,666	153,500	-	-	-	153,500
Shares issued pursuant to conversion of debenture (note 10 (viii))	680,000	71,400	-	-	-	71,400
Shares issued pursuant to private placement (note 10(ix))	3,312,500	175,600	-	155,650	-	331,250
Shares issued pursuant to conversion of debenture (note 10 (x))	12,000,854	632,425	-	567,660	-	1,200,085
Options exercised (note 10(vi))	1,800,000	140,000	-	-	-	140,000
Fair market value adjustment from exercise of options	-	62,796	(62,796)	-	-	-
Warrants exercised (note 10(vii))	11,631,167	581,559	-	-	-	581,559
Fair market value adjustment from exercise of warrants	-	121,929	-	(121,929)	-	-
Share issue costs	-	(17,111)	-	-	-	(17,111)
Share based payments (note 12)	-	-	398,300	-	-	398,300
Expired options	-	-	(31,091)	-	31,091	-
Expired warrants	-	-	-	(14,235)	14,235	-
Net loss for the year	-	-	-	-	(1,596,395)	(1,596,395)
Balance, December 31, 2021	157,755,559	7,830,802	528,200	883,344	(10,659,055)	(1,416,709)

The accompanying notes are an integral part of these annual consolidated financial statements.

6

BacTech Environmental Corporation

Annual Consolidated Statements of Cash Flows

(Expressed in Canadian dollars, unless otherwise stated)

	Year ended December 31 2021	Year ended December 31 2020
	$	$
Cash flow from operating activities
Cash paid to suppliers, employees and consultants	(1,190,882)	(147,124)
Net cash used in operating activities	(1,190,882)	(147,124)
Cash flow from financing activities
Gross proceeds from Government Assistance	-	60,000
Gross proceeds from exercise of warrants	581,559	-
Gross proceeds from exercise of options	140,000	-
Gross proceeds from private placements	606,307	129,880
Share issue costs from financings	(17,111)	(28,361)
Repayment of debenture (note 9(e))	(75,000)	-
Net cash provided by financing activities	1,235,755	161,519
Increase in cash	44,873	14,395
Cash, beginning of the year	19,412	5,017
Cash, end of the year	64,285	19,412

Non-Cash disclosure
Common shares and warrants issued in debenture settlements	1,234,085	-
Stock options expired	31,091	-
Warrants expired	14,235	-

The accompanying notes are an integral part of these annual consolidated financial statements.

7

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

1. Nature of Operations and Going Concern

BacTech Environmental Corporation (the “Company” or “BEC”) was incorporated by REBgold Corporation (“REBgold” and formerly BacTech Mining Corporation) on October 5, 2010 under the Canada Business Corporations Act. The Company has the primary rights and know-how to use a bioleaching technology. The technology utilizes bacteria to extract precious and base metals and has been traditionally used to treat difficult-to-treat sulphide ores and concentrates.

The business plan for the Company is to apply bioleaching technology to abatement and reclamation projects to remove the harmful elements such as arsenic and sulphur from the environment, where this can be assisted by a positive cash flow from metal recovery. Examples of metals which could potentially be extracted include gold, silver, cobalt, nickel, copper, uranium and zinc. The Company’s head office is located at 37 King Street East, Suite 409, Toronto, Ontario, M5C 1E9.

The accompanying annual consolidated financial statements of the Company have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

The Company has no sources of recurring revenue, has realized net loss of 1,596,395, during the year ended December 31, 2021, has a working capital deficit of $1,236,062 at December 31, 2021, is dependent on financings to fund its operations. The ability of the Company to continue as a going concern is dependent upon the continuing financial support of shareholders or other investors, obtaining new financing on commercial terms acceptable to the Company to enable it to monetize its intellectual property assets, and upon attaining profitable operations once such assets can be monetized, all of which outcomes are materially uncertain and which, taken together, cast significant and substantial doubt over the ability of the Company to continue as a going concern. These annual consolidated financial statements do not include any adjustments to the carrying values of the Company’s assets, liabilities, and expenses and the related statement of financial position and statement of loss classifications that would be necessary if the going concern assumption were inappropriate. Such adjustments have not been quantified by management but could be material.

The Company funded its operations for the year ended December 31, 2021 from existing cash reserves, three equity private placements for gross proceeds of $606,307, exercise of options for gross proceeds of $140,000 and exercise of warrants for gross proceeds of $581,559. The Company does not have sufficient cash reserves to fund its administrative costs and fund any project development initiatives for the coming twelve month year, nor to repay its liabilities to trade creditors and debt holders. These matters represent material uncertainties that cast significant and substantial doubt about the Company’s ability to continue as a going concern. Management is actively involved in identifying reclamation and abatement ventures amenable to the application of the Company’s technology license, and in seeking new equity financing to enable it to service the Company’s liabilities and its ongoing administrative costs. There can be no assurance that the Company will be successful in these initiatives.

8

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

COVID-19 Pandemic

The Company is subject to various market, political and regulatory constraints as a result of the COVID- 19 situation and additional business and financial risks that may result therefrom. The duration of the COVID-19 outbreak and the resultant travel restrictions, social distancing, Government response actions, business closures and disruptions, can all have an impact on the Issuer’s operations and access to capital. There can be no assurance that the Issuer will not be impacted by adverse consequences that may be brought about by the COVID-19 pandemic on global financial markets, share prices and financial liquidity and that may severely limit the financing capital available to the Company. While it appears that the pandemic is continuing longer than might originally have been expected, adaptation to the new requirements of a pandemic affected world seems generally to be taking place.

2. Basis of Consolidation and Presentation

Statement of Compliance with International Financial Accounting Standards (“IFRS”) Statement of Compliance

These annual consolidated financial statements have been prepared in compliance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations of the IFRS Interpretations Committee (“IFRIC”) effective December 31, 2021.

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

These consolidated financial statements were authorized for issuance by the Board of Directors of the Company on May 2, 2022.

Basis of Preparation and Presentation

These annual consolidated financial statements have been prepared on a historical cost basis except for the revaluation of certain financial instruments. In addition, these annual consolidated financial statements have been prepared using the accrual basis of accounting except for cash flow information.

The annual consolidated financial statements are presented in Canadian dollars, which is also the Company’s functional currency.

Basis of Consolidation

These annual consolidated financial statements comprise the financial statements of the Company and its subsidiaries, Empresa Minera Ambiental BacTech S.A. incorporated in Bolivia, and BacTechVerde S.A.S incorporated in Ecuador. Accounting policies of the subsidiary have been changed where necessary to ensure consistency with the policies adopted by the Company.

Intercompany balances and transactions, including unrealized income and expenses arising from intercompany transactions, are eliminated in preparing the annual consolidated financial statements.

9

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

3. Significant Accounting Policies

Critical Judgements and Estimation Uncertainties

The preparation of consolidated financial statements in conformity with IFRS requires the Company’s management to make judgments, estimates and assumptions about future events that affect the amounts reported in the consolidated financial statements and related notes to the financial statements. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results may differ from those estimates and these differences could be material.

The areas which require management to make significant judgments, estimates and assumptions in determining carrying values include, but are not limited to:

-	Assets’ carrying values and impairment charges:

In the determination of carrying values and impairment charges, management looks at the higher of recoverable amount and fair value less costs to sell in the case of assets and at objective evidence of significant or prolonged decline of fair value on financial assets indicating impairment. These determinations and their individual assumptions require that management make a decision based on the best available information at each reporting period.

-	Impairment of deferred assessment and evaluation costs:

While assessing whether any indications of impairment exist for deferred assessment and evaluation assets, consideration is given to both external and internal sources of information. Information the Company considers includes changes in the market, economic and legal environment in which the Company operates that are not within its control that could affect the recoverable amount of assessment and evaluation assets. Internal sources of information include the manner in which assessment and evaluation assets are being used or are expected to be used and indications of expected economic performance of the assets. Estimates may include, but are not limited to, estimates of the discounted future after-tax cash flows expected to be derived from the Company’s properties, costs to sell the properties, and the appropriate discount rate. Reductions in metal price forecasts, increases in estimated future costs of production, increases in estimated future capital costs, reductions in the amount of recoverable mineral reserves and mineral resources (neither of which the Company presently has) and/or adverse current economics can result in a write-down of the carrying amounts of the Company’s deferred assessment and evaluation assets.

10

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

3. Significant Accounting Policies - continued

Critical Judgements and Estimation Uncertainties - continued

-	Estimation of decommissioning and restoration costs and the timing of expenditure:

The cost estimates are updated annually to reflect known developments, (e.g. revisions to cost estimates and to the estimated lives of operations) and are subject to review at regular intervals. Decommissioning, restoration and similar liabilities are estimated based on the Company’s interpretation of current regulatory requirements and constructive obligations are measured at their estimated fair value. Fair value is determined based on the net present value of estimated future cash expenditures for the settlement of decommissioning, restoration or similar liabilities that may occur upon decommissioning of a mine. Such estimates are subject to change based on changes in laws and regulations and negotiations with regulatory authorities.

-	Taxes, income taxes and deferred taxes:

The Company is subject to income and other taxes in various jurisdictions. Significant judgment is required in determining the Company’s provisions for taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Company recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. The determination of the Company’s income and other tax liabilities requires interpretation of complex laws and regulations often involving multiple jurisdictions. The Company’s interpretation of taxation law as applied to transactions and activities may not coincide with the interpretation of the tax authorities. All tax filings are subject to audit and potential reassessment subsequent to the financial statement reporting period. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the tax related accruals and deferred income tax provisions in the period in which such determination is made. Any estimates for value added and withholding taxes have been included in accounts payable and accrued liabilities.

-	Share-Based Payments:

Management determines costs for share-based payments using market-based valuation techniques. The fair value of the market-based and performance-based share awards are determined at the date of grant using generally accepted valuation techniques. Assumptions are made and judgment used in applying valuation techniques. These assumptions and judgments include estimating the future volatility of the stock price, expected dividend yield, future employee turnover rates and future employee stock option exercise behaviors and corporate performance. Such judgments and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates.

-	Commitments and Contingencies refer to Note 18.

11

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

3. Significant Accounting Policies - continued

Foreign Currency Translation

The Company has determined that its operations and those of its subsidiary occur primarily in an economic environment where the functional currency is the Canadian dollar. Transactions in foreign currencies are translated to the functional currency at exchange rates in effect at the dates of the transactions. Monetary assets and liabilities denominated in a currency other than the Canadian dollar are translated into Canadian dollars at the exchange rate as at the end of the reporting period. Non-monetary assets and liabilities are translated at historical exchange rates at the transaction date. Depreciation is translated at historical exchange rates at the transaction date. The calculated exchange gains and losses are included in net loss for the year.

Environmental Liability, Contingency, and Other Provisions

A provision is recognized when the Company has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation, and the amount of the obligation can be reliably estimated. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

A legal or constructive obligation to incur restoration, rehabilitation, or environmental costs may arise when environmental disturbance is caused by the exploration, development, or ongoing production of a mineral property interest. Such costs, discounted to their net present value, are provided for and capitalized to the carrying amount of the asset as soon as the obligation to incur such costs arises. Discount rates using a pretax rate that reflects the time value of money are used to calculate the net present value. These costs are charged against net loss over the economic life of the related asset, through depreciation using either a unit- of-production or the straight-line method, as appropriate. The related liability is adjusted for each period for the unwinding of the discount rate and for changes to the current market-based discount rate, amount or timing of the underlying cash flows needed to settle the obligation. As at December 31, 2021 and 2020, no such material obligation has been identified.

Impairment of Assets

At the end of each reporting period, the Company reviews the carrying amounts of its non-financial assets and its deferred assessment and evaluation costs to determine whether there is any indication that those assets have suffered an impairment loss. Where such an indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. The recoverable amount is the higher of an asset’s fair value less cost to sell and its value in use. Fair value is determined as the reasonable amount that would be obtained from the asset’s arm’s length sale. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market conditions of the time value of money and the specific asset’s risks. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount is reduced to its recoverable amount and an impairment loss is recognized in profit or loss. To test impairment, assets are allocated to cash-generating units to which the exploration activity relates. For an asset that does not generate cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the new estimated net recoverable amount. The new carrying amount will not be greater than the carrying amount that would have existed if no impairment loss had been recognized in prior years. A reversal of an impairment loss is recognized in profit or loss.

12

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

3. Significant Accounting Policies - continued

Financial Instruments

Classification

The Company classifies its financial instruments in the following categories: at fair value through profit and loss (“FVTPL”), at fair value through other comprehensive income (loss) (“FVTOCI”) or at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of debt instruments is driven by the Company’s business model for managing the financial assets and their contractual cash flow characteristics. Equity instruments that are held for trading are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or if the Company has opted to measure them at FVTPL.

Measurement

Financial assets at FVTOCI

Elected investments in equity instruments at FVTOCI are initially recognized at fair value plus transaction costs. Subsequently, they are measured at fair value, with gains or losses recognized in other comprehensive loss. The Company does not have any assets or liabilities measured at FVTOCI.

Financial assets and liabilities at amortized cost

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively. Financial assets and liabilities measured at amortized cost are subsequently measured at the end of each reporting period of amortized cost using the effective interest rate (“EIR”) method. Amortized cost is calculated by taking into account any discounts to premiums on acquisitions and any fees or costs that are an integral part of the EIR. The EIR amortization is included in accretion in the consolidated statements of loss.

Financial assets and liabilities at FVTPL

Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the consolidated statements of comprehensive loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in the consolidated statements of loss. The Company does not have any assets or liabilities measured at FVTPL.

Impairment of financial assets at amortized cost

The Company’s only financial asset subject to impairment are the receivables, which are measured at amortized cost. The Company recognizes an allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to the twelve-month expected credit losses. The Company shall recognize in the consolidated statements of comprehensive loss, as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

13

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

3. Significant Accounting Policies - continued

Derecognition

Financial assets

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in the consolidated statements of loss.

Financial liabilities

The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled or expired. Generally, the difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in the consolidated statements of loss.

Exploration and Development Activities

Deferred assessment and evaluation costs include the direct costs related to mineral properties, including costs of acquiring mining properties and deferred exploration and development costs. These costs are capitalized and accumulated on a property by property basis and will be depreciated on the unit of production method based upon estimated proven and probable mineral reserves, or written off if the properties are abandoned or the carrying value is determined to be in excess of possible recoverable amounts. Costs for general exploration prior to obtaining legal rights to explore the subject property are expensed as incurred.

Loss per Share

The Company presents basic and diluted loss per share data for its common shares, calculated by dividing the loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted loss per share is determined by adjusting the loss attributable to common shareholders and the weighted average number of common shares outstanding for the effects of all warrants, options, and convertible debentures outstanding that may add to the total number of common shares unless their effect would be anti-dilutive.

Share Based Payments, Option Reserve and Warrant Reserve

The fair values of employee share option plan issuances are measured at the date of grant of the options using the Black-Scholes pricing model, taking into consideration the terms and conditions upon which the options were granted. The resulting cost, as adjusted for the expected and actual level of vesting of the options, is charged to income over the period in which the options vest. At the end of each reporting period before vesting, the cumulative expense is calculated, representing the extent to which the vesting period has expired and management’s best estimate of the number of equity instruments that will ultimately vest. Equity-settled share-based payment transactions with parties other than employees are measured at fair value of the goods or services received, except where the fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments grants, measured at the date the entity obtains the goods or the counterparty renders the service. The value of options outstanding is recorded in the option reserve. The value of expired options is transferred to deficit. The value of warrants outstanding is recorded in the warrant reserve. The value of expired warrants is transferred to deficit.

14

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

3. Significant Accounting Policies - continued

Income Taxes

Income tax on the net loss for the years presented comprises current and deferred tax. Current income tax expense is the expected tax payable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at year end, adjusted for amendments to tax payable with regard to previous periods. Deferred income tax is provided using the asset and liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

No deferred income tax is recognized for temporary differences arising from the initial recognition of assets or liabilities that affect either accounting or taxable profit or loss.

The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted that are expected to be applied to taxable income in the years in which the temporary differences are expected to be recovered or settled.

A deferred income tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a deferred tax asset will be recovered, it provides a valuation allowance against that excess.

Investment Tax Credits

The Company claims research and development deductions and related investment tax credits for income tax purposes based on management’s interpretation of the applicable legislation under The Canadian Income Tax Act. These claims are subject to review by the Canada Revenue Agency.

The investment tax credits recoverable are comprised of federal and provincial investment tax credit claims with respect to qualifying scientific research and development expenditures incurred by the Company. The benefit to these investment tax credits is accrued when there is reasonable assurance that the credits will be realized. The amount recoverable is deducted from the related project expenditures on the consolidated statements of loss and comprehensive loss.

Cash

Cash comprises cash in bank and in hand.

Discontinued Operations

Non-current assets are classified as held for sale if their carrying amounts will be recovered through a transaction or disposed by dissolution rather than through continuing use. This condition is met when the sale or dissolution is highly probable, the asset is available for immediate sale or disposal in its present condition and the sale or disposal is expected to be completed within one year from the date of classification. Events or circumstances may extend the period to complete the sale beyond one year. An extension of the period required to complete a sale does not preclude an asset (or disposal group) from being classified as held for sale if the delay is caused by events or circumstances beyond the entity’s control and there is sufficient evidence that the entity remains committed to its plan to sell the asset (or disposal group).

15

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

3. Significant Accounting Policies - continued

Non-current assets and disposal groups are classified and presented as discontinued operations if the assets or disposal groups are disposed of or classified as held for sale and:

●	the assets or disposal groups are a major line of business or geographical area of operations;
●	the assets or disposal groups are part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations; or
●	the assets or disposal groups are a subsidiary acquired solely for the purpose of resale.

The assets or disposal groups that meet these criteria are measured at the lower of the carrying amount and fair value less cost of disposal, with impairments recognized in the consolidated statement of loss and comprehensive loss. An impairment loss is recognized for any initial or subsequent write-down of the asset or disposal group to fair value less costs to dispose. Non-current assets and liabilities held for sale are presented separately in current assets and liabilities within the consolidated statement of financial position. Assets held for sale are not depreciated, depleted or amortized. The comparative period consolidated statement of financial position is not restated.

The results of discontinued operations are Feshown separately in the consolidated statements of loss and comprehensive loss and cash flows and comparative figures are restated.

4. Adoption and Future Changes in Accounting Standards

Certain pronouncements were issued by the IASB that are mandatory for accounting years on or after January 1, 2022 or later years. Many are not applicable or do not have significant impact (these included IFRS 9 and IFRS 16) on the Company and have been excluded. The following standards are likely to apply to the Company, have not yet been adopted and are being evaluated to determine their impact.

IAS 1 – Presentation of Financial Statements (“IAS 1”) was amended in January 2020 to provide a more general approach to the classification of liabilities under IAS 1 based on the contractual arrangements in place at the reporting date. The amendments clarify that the classification of liabilities as current or noncurrent is based solely on a company’s right to defer settlement at the reporting date. The right needs to be unconditional and must have substance. The amendments also clarify that the transfer of a company’s own equity instruments is regarded as settlement of a liability, unless it results from the exercise of a conversion option meeting the definition of an equity instrument. The amendments are effective for annual periods beginning on January 1, 2023.

IAS 1 – In February 2021, the IASB issued ‘Disclosure of Accounting Policies’ with amendments that are intended to help preparers in deciding which accounting policies to disclose in their financial statements. The amendments are effective for year ends beginning on or after January 1, 2023.

IAS 8 – In February 2021, the IASB issued ‘Definition of Accounting Estimates’ to help entities distinguish between accounting policies and accounting estimates. The amendments are effective for year ends beginning on or after January 1, 2023.

Amendments to IFRS 9 – The IASB completed the phase 2 amendments that arose from the implementation of IBOR reforms. The amendments provide a practical expedient for modification of a financial contract as well as a series of exemptions from regular, strict rules around hedge accounting. These amendments are effective for annual periods beginning on or after January 1, 2021.

16

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

4. Adoption and Future Changes in Accounting Standards - continued

IAS 12 – In May 2021, the IASB issued ‘Deferred Tax Related to Assets and Liabilities Arising from a Single Transaction’ that clarifies how entities account for deferred tax on transactions such as leases and decommissioning obligations. The amendments are effective for year ends beginning on or after January 1, 2023.

IFRS 3 – Business Combinations (“IFRS 3”) was amended. The amendments introduce new exceptions to the recognition and measurement principles in IFRS 3 to ensure that the update in references to the revised conceptual framework does not change which assets and liabilities qualify for recognition in a business combination. An acquirer should apply the definition of a liability in IAS 37 – rather than the definition in the Conceptual Framework – to determine whether a present obligation exists at the acquisition date as a result of past events. For a levy in the scope of IFRIC 21, the acquirer should apply the criteria in IFRIC 21 to determine whether the obligating event that gives rise to a liability to pay the levy has occurred by the acquisition date. In addition, the amendments clarify that the acquirer should not recognize a contingent asset at the acquisition date. The amendments are effective for annual periods beginning on January 1, 2022.

IFRS 10 – Consolidated Financial Statements (“IFRS 10”) and IAS 28 – Investments in Associates and Joint Ventures (“IAS 28”) were amended in September 2014 to address a conflict between the requirements of IAS 28 and IFRS 10 and clarify that in a transaction involving an associate or joint venture, the extent of gain or loss recognition depends on whether the assets sold or contributed constitute a business. The effective date of these amendments is yet to be determined, however early adoption is permitted.

5. Payable to Aquila Resources Inc.

REBgold completed a divisive reorganization by way of a Plan of Arrangement whereby a newly formed subsidiary, BacTech, was granted rights and interests in REBgold’s existing and proposed tailings remediation. During the year ended December 31, 2013, REBgold amalgamated with Aquila Resources Inc. and is hereinafter referred to as “Aquila”. The balance is unsecured, non-interest bearing, and is due on demand.

17

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

6. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following as at:

	December 31 2021	December 31 2020
	$	$
Trade payables	241,927	266,671
Sales tax payable	-	10,012
Accrued liabilities - other	907,810	1,320,598
Accrued liabilities - related parties	-	69,510
Total	1,149,737	1,666,791

Included in accrued liabilities are certain liabilities totaling approximately $163,000, that due to the length of time passed since the Company recorded them, are considered uncollectable by the vendor and the Company is not expecting to pay.

The amounts owing to related parties are unsecured, non-interest bearing and due on demand.

7. Related Party Transactions

In accordance with IAS 24, key management personnel are those having authority and responsibility for planning, directing and controlling the activities of the Company directly or indirectly, including any directors (executive and non-executive) of the Company. Related party transactions are in the normal course of business and are recorded at the amount agreed to between the parties.

Related party transactions consist of the following for the year ended:

	December 31 2021	December 31 2020
	$	$
Salaries and management fees	170,500	80,250
Share based payments	275,500	60,000
Total	446,000	140,250

Included in accounts payable and accrued liabilities is $20,110 due to related parties at December 31, 2021 (December 31, 2020 - $69,510). Please refer to additional related party transactions disclosed in Share Capital Note 10(f).

The officers and a consultant of the Company forgave the debt owing to them from accrued salaries and management fees effective June 30, 2020. As a result, no salaries or fees were earned in the six months ended June 30, 2020 and all related debt owning to then from accrued salaries from previous years were written down to $Nil. There was no transaction like this in 2021.

18

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

8. Loan Payable

On January 20, 2015, the Company arranged for a loan from a third party. The purpose of the loan was to provide working capital for future exploration and development projects.

The terms of the loan payable are as follows; (i) Total amount available of loan is $150,000, (ii) bonus shares of 200,000 common shares of the Company for every $50,000 tranche, up to a total of 600,000 common shares can be issued if the full amount is drawn down, (iii) a 1% Net Profit Interest (“NPI”) in a future remediation project, and (iv) earns interest at a rate of 12% per annum. The loan was due 120 days from the date of the first advance which was May 20, 2015. If the loan is not repaid at maturity or reorganized, interest will be 1.5% per month compounded.

The repayment of loan payable was completed on November 1, 2021 through the issuance of 4,764,970 common shares and 4,764,970 warrants to settle the outstanding promissory note of $150,000 and accumulated interest and penalty interest accumulated to the settlement date of $326,497. For further information on the repayment of the debt see Equity note 10 (x).

9. Debentures

Debentures consist of the following as at:

	December 31 2021	December 31 2020
	$	$
Debentures with Bonus Interest (a)	100,000	354,635
Debentures with warrant and Net Smelter Return (“NSR”) (b)	-	-
Debenture with NSR with a maturity date of November 29, 2019 (c)	-	86,400
Debenture with NSR with a maturity date of May 14, 2020 (d)	-	65,470
Debentures with warrant with maturity of May 1, 2020 (e)	-	109,290
Total	100,000	615,795
Less Current Portion	100,000	615,795
Total Long Term Portion	-	-

(a) Debentures with Bonus Interest

Between April 19, 2017 and June 26, 2017, BacTech completed three tranches of a debenture financing for gross proceeds of $445,000 and accompanied by the issuance of 1,780,000 common shares which are included as a bonus equity interest. The debentures have a 2-year term and pay 12% interest annually. The debenture included a 20% common stock bonus interest payment (issued at $0.05 per share). For example, a $10,000 debenture would be accompanied by 40,000 common shares of BacTech, subject to a 4-month restriction on resale from the date of closing.

19

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

9. Debentures - continued

The fair value of the bonus shares was determined by reference to the trading prices of the Company’s common shares on the date the tranches were closed. The Company issued 1,780,000 common shares in connection with the debenture financing with an aggregate value of $70,100. Transaction costs included a cash commission of $8,400 and 84,000 broker warrants that have expired unexercised during the year ended December 31, 2019. Each broker warrant entitled the holder to purchase one common share at an exercise price of $0.10 for a year of 12 months and were valued at $350. The aggregate transaction cost, which included the bonus shares, cash commission and warrants, was recorded against the debenture and is being amortized over the life of the debenture and shown as accretion expense.

For the debenture holders that have reached their maturity date in fiscal 2019, the Company requested that the debenture holders extend the term of the debentures. In consideration of the extension of the maturity date, the Company has offered to issue a common share purchase warrant allowing the debenture holders to purchase a common share of the Company at five cents for a year of three years for each $0.05 of debenture held. In fiscal 2020, $20,000 of the debenture holders formally accepted the terms to extend the maturity date. A total of 496,000 warrants were issued at a value of $6,072.

These costs are being amortized through accretion expenses and loss of modification of debenture.

On August 20, 2020, an arm’s length debenture holder agreed to convert $87,500 face value of debentures and the related accrued interest at $0.05 per share. This transaction resulted in the issuance of 3,083,352 common shares and reduced $154,168 in principal of the debenture and interest owing. For further information on the debenture conversion refer to Share Capital note 10(ii).

On April 19, 2021, an arm’s length debenture holder agreed to convert $25,000 face value of debentures and the $9,000 of accrued interest. This transaction resulted in the issuance of 680,000 common shares and a 37,400 loss on redemption of debenture. For further information on the debenture conversion refer to Share Capital note 10(viii).

On November 1, 2021, the Company settled the repayment of certain debentures through the issuance of 3,564,822 common shares and 3,564,822 warrants to settle the outstanding debenture face value of $232,500 and accumulated interest $123,982. For further information on the repayment of the debt see Equity note 10 (x) .

	December 31 2021	December 31 2020
	$	$
Face value of debentures	445,000	445,000
Transactions costs allocated to debentures	(78,850)	(78,850)
Cost of extension of maturity date	(42,878)	(42,878)
Loss on modification of debenture	14,409	14,409
Accumulated accretion	107,319	104,454
Redemptions and settlements	(345,000)	(87,500)
Balance	100,000	354,635

20

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

9. Debentures - continued

(b) Debentures with Warrants and Net Smelter Royalty

Between August 14, 2017 and September 22, 2017, BacTech completed two tranches of a debenture financing for one debenture holder for gross proceeds of $200,000. The debentures were accompanied by the issuance of 1,666,760 common share purchase warrants and NSR of 0.834% on the project in Bolivia. The debenture has a 2-year term and pays 12% interest annually.

The fair value of the common share purchase warrants was determined by reference to the fair market value of the warrants issued in connection with the debenture financing with an aggregate value of $73,700. Each warrant entitles the holder to purchase one common share at an exercise price of $0.05 for a year of 5 years from the date of issue. The NSR was estimated to have a fair value of $Nil. The aggregate value of the transaction costs which includes the warrants is recorded against the debenture and is being amortized over the life of the debenture.

On August 20, 2020, an arm’s length debenture holder agreed to convert $200,000 face value of debentures and the related accrued interest at $0.05 per share. This transaction resulted in the issuance of 5,076,264 common shares and reduced $253,863 in debenture and interest owing. For further information on the debenture conversion refer to Share Capital note 10(ii).

	December 31 2021	December 31 2020
	$	$
Face value of debentures	200,000	200,000
Transactions costs allocated to debentures	(73,700)	(73,700)
Accumulated accretion	73,700	73,700
Redemptions	(200,000)	(200,000)
Balance	-	-

(c) Debenture with Net Smelter Royalty with maturity date of November 29, 2019

On November 29, 2017, BacTech completed a debenture financing for one debenture holder for gross proceeds of $100,000. The debenture was accompanied by the issuance of 400,000 common shares which are included as a bonus equity interest and NSR of 0.50% in relation to the project in Bolivia. The debenture has a 2-year term and pays 12% interest annually.

The fair value of the bonus shares was determined by reference to the trading prices of the Company’s common shares on the date the financing closed. The Company issued 400,000 common shares in connection with the debenture financing with an aggregate value of $18,000. The NSR was estimated to have a fair value of $Nil. The aggregate value of the transaction costs which includes the bonus shares is recorded against the debenture and is being amortized over the life of the debenture.

The debenture holder reached their maturity date in fiscal 2019. The Company requested that the debenture holder extend the term of the debenture. In consideration of the extension of the maturity date, the Company has offered to issue a common share purchase warrant allowing the investor to purchase a common share of the Company at five cents for a year of three years for each $0.05 of debenture held. In fiscal 2020, the debenture holder formally accepted the terms to extend the maturity date. A total of 2,480,000 warrants were issued at a value of $21,300 (Note 11).

21

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

9. Debentures - continued

On November 1, 2021, the Company settled the repayment of this debenture through the issue of 1,470,795 common shares and 1,470,795 warrants to settle the outstanding debenture face value of $100,000 and accumulated interest $47,079. For further information on the repayment of the debt see Equity note 10 (ix).

	December 31 2021	December 31 2020
	$	$
Face value of debentures	100,000	100,000
Transactions costs allocated to debentures	(18,000)	(18,000)
Cost of extension of maturity date	(21,300)	(21,300)
Accumulated accretion	39,300	25,700
Repayment/Settlement	(100,000)	-
Balance	-	86,400

(d) Debentures with Net Smelter Royalty with maturity date of May 14, 2020

On May 14, 2018, the Company closed the final tranche of its debenture financing for gross proceeds of $85,000. The debentures were accompanied by the issuance of 340,000 common shares which are included as a bonus equity interest and a Net Smelter Royalty of 2.5% in relation to the Company’s Telamayu Tailings project. The debenture has a 2-year term and pays 12% interest annually. The 340,000 common shares issued in this tranche were with a 4-month hold.

The fair value of the bonus shares was determined by reference to the trading prices of the Company’s common shares on the date the financing closed. The Company issued 340,000 common shares in connection with the debenture financing with an aggregate value of $11,900. Transaction costs included a cash commission of $6,800 and 170,000 broker warrants. Each broker warrant entitles the holder to purchase one common share and one new warrant at an exercise price of $0.05 for a year of 24 months from the date of closing the debenture and are valued at $8,890. Each new warrant entitles the holder to purchase one common share at a price of $0.05 per new warrant for a year of 24 months from the date of closing the debenture. The NSR was estimated to have a fair value of $Nil. The aggregate value of the transaction costs which includes the bonus shares, commission and broker warrants is recorded against the debenture and is being amortized over the life of the debenture.

The debenture holders reached their maturity date in fiscal 2020. The Company requested that the debenture holders extend the term of the debentures. In consideration of the extension of the maturity date, the Company has offered to issue a common share purchase warrant allowing the investor to purchase a common share of the Company at $0.05 for a year of two years for each $0.05 of debenture held. In fiscal 2020, the debenture holders formally accepted the terms to extend the maturity date. A total of 2,108,000 warrants were issued at a value of $28,400. (note 11)

22

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

9. Debentures - continued

On November 1, 2021, the Company settled the repayment of this debenture through the issue of 1,203,786 common shares and 1,203,786 warrants to settle the outstanding debenture face value of $85,000 and accumulated interest $35,379. For further information on the repayment of the debt see Equity note 10 (ix)

	December 31 2021	December 31 2020
	$	$
Face value of debentures	85,000	85,000
Transactions costs allocated to debentures	(27,590)	(27,590)
Cost of extension of maturity date	(28,400)	(28,400)
Accumulated accretion	55,990	36,460
Repayment/Settlement	(85,000)	-
Balance	-	65,470

(e) Convertible Debentures with Warrants

On May 1, 2019, the Company closed a $150,000 Senior Bridge Debenture. The Senior Bridge Debenture is for one year and will pay 12% interest on redemption. In addition, the Company will issue a total of 1,500,000 common share purchase warrants with a two-year term would allow the holder to buy additional shares at $0.05 per share. The Senior Bridge Debentures are convertible at a price of $0.03 at the option of the debenture holder.

The fair value of the common share purchase warrants was estimated using the Black-Scholes valuation model to be of $14,800. Each warrant entitles the holder to purchase one common share at an exercise price of $0.05 for a period of 2 years from the date of issue. The aggregate value of the transaction costs which includes the warrants is recorded against the debenture and is being amortized over the life of the debenture.

The debenture holders reached their maturity date in fiscal 2020. The Company requested that the debenture holders extend the term of the debentures. In consideration of the extension of the maturity date, the Company has offered to issue a common share purchase warrant allowing the investor to purchase a common share of the Company at $0.05 for a year of two years for each $0.05 of debenture held. In fiscal 2020, the debenture holders formally accepted the terms to extend the maturity date. A total of 3,360,000 warrants were issued at a value of $61,070. (Note 11)

During the year ended December 31, 2021, BacTech repaid the principal balance of $75,000 plus interest to one of the convertible debenture holder.

On November 1, 2021, the Company settled the repayment of the remaining debenture through the issue of 996,480 common shares and 996,480 warrants to settle the outstanding debenture face value of $75,000 and accumulated interest $24,648. For further information on the repayment of the debt see Equity note 10 (ix)

23

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

9. Debentures - continued

	December 31 2021	December 31 2020
	$	$
Face value of debentures	150,000	150,000
Transactions costs allocated to debentures	(14,800)	(14,800)
Cost of extension of maturity date	(61,070)	(61,070)
Accumulated accretion	75,870	35,160
Redemption	(150,000)	-
Balance	-	109,290

10. Share Capital

Authorized share capital is made up of unlimited common shares without par value:

(i)	On February 13, 2020 and March 20, 2020, the Company completed a private placement for total gross proceeds of $64,000 through the issue of 4,266,667 units at a price of $0.015 per unit. Each unit consisted of one common share of the Company and one full common share purchase warrant exercisable at $0.05 for two years. The fair value of common share purchase warrants issued in this placement was estimated at $29,850 using the Black-Scholes option pricing model (see note 11).

(ii)	On August 20, 2020, the Company completed the redemption of $287,500 debentures plus all of the accrued interest for a total value of $407,981, through the issue of 8,160,616 common shares of the Company at a fair market value of $244,819 based on the market value of the Company’s shares at August 20, 2020. This resulted in a gain on settlement of the debenture of $163,162 for the year ended December 31, 2020.

(iii)	On July 15, 2020, the Company’s Tier 2 Regulation A offering memorandum originally filed on April 2, 2020, with the United States Securities and Exchange Commission (SEC) was qualified.. The share price for first tranche is US$0.0150. On September 15, 2020, the Company closed its first tranche for gross proceeds $65,800 (US$50,000) through the issuance of 3,333,333 common shares.

(iv)	On February 2, 2021, the Company completed the second round of financing using the Regulation “A” exemption. In this round the Company raised US$94,500 ($121,557) at US$0.015 per share through the issuance of 6,300,000 common shares.

(v)	On February 5, 2021, the Company completed a non-brokered private placement for gross proceeds of $153,500 through the issuance of 5,116,666 common shares priced at $0.03 per share. Four insiders participated in the financing for a total of $39,000 resulting in the issuance of 1,300,000 common shares.

(vi)	During the year ended December 31, 2021, 1500,000 common stock options were exercised at a price of $0.07 per share, 200,000 common stock options were exercised at $0.10 per share and 100,000 common shares were exercised at a price of $0.15 per share, providing total gross proceeds of $140,000 to the Company.

24

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

10. Share Capital - continued

(vii)	During the year ended December 31, 2021, a total of 11,631,167 common share purchase warrants were exercised at price of $0.05 per share, providing gross proceeds of $581,559 to the Company.

(viii)	On April 19, 2021, an arm’s length debenture holder agreed to convert $25,000 face value of debentures and the $9,000 of accrued interest through the issuance of 680,000 common shares of the Company at a fair market value of $71,400 based on the market value of the Company’s shares on April 19, 2021. This resulted in a loss on settlement of the debenture of $37,400 for the year ended December 31, 2021. This transaction resulted in the issuance of 680,000 common shares (Note 9 (a) – Debentures).

(ix)	On October 13, 2021, the Company completed a private placement for gross proceeds of $331,250 through the issuance of 3,312,500 Units. Each Unit, priced at $0.10 per Unit, is comprised of one common share and one common share purchase warrant in the capital of the Company. Each whole Warrant will entitle the holder to acquire one additional common share in the capital of the Company at a price of $0.20 for a period of two years from the date the Units are issued. If, during the exercise period of the Warrants, the Company’s shares trade at $0.40 per share or higher for a year of 20 consecutive trading days on the CSE, the Company may require that they be exercised or otherwise be early terminated.

(x)	On November 1, 2021, the Company reached agreements with 83.1% of its current debenture and loan holders to convert $642,500 of the Company’s outstanding debt and $557,585 accrued interest into 12,000,854 Units.

Each Unit, priced at $0.10 per Unit, is comprised of one common share and one common share purchase warrant in the capital of the Company. Each whole Warrant will entitle the holder to acquire one additional common share in the capital of the Company at a price of $0.20 for a period of two years from the date the Units are issued. If, during the exercise period of the Warrants, the Company’s shares trade at $0.40 per share or higher for a year of 20 consecutive trading days on the CSE, the Company may require that they be exercised or otherwise be early terminated.

25

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

11. Warrant Reserve

The movements in the number and estimated fair value of outstanding broker warrants and share purchase warrants are as follows:

	Year ended December 31, 2021		Year ended December 31, 2020
	Number Outstanding	Weighted Average Exercise Price $	Number Outstanding	Weighted Average Exercise Price $
Balance, beginning of year	21,598,427	0.05	33,500,908	0.05
Issued (Note 10 (ix) and (x))	15,313,354	0.20	12,710,667	0.05
Exercised (Note 10(vii))	(11,631,167)	0.05	-	-
Expired	(1,250,000)	0.05	(24,613,148)	0.05
Balance, end of year	24,030,614	0.15	21,598,427	0.05

The exercise price, expiry date, and the fair value assigned to warrants issued and outstanding as at December 31, 2021 are as follows:

	Weighted Average Exercise Price $	Grant Date Fair Value $	Warrants Outstanding	Remaining Contractual Life (yr)
Expiry Date
September 22, 2022	0.05	63,530	1,333,260	0.73
April 19, 2022 May 12, 2022	0.05 0.05	12,028 23,006	1,240,000 2,108,000	0.30 0.36
June 25, 2022	0.05	3,035	248,000	0.48
May 1, 2022	0.05	30,035	1,680,000	0.33
May 13, 2022	0.05	28,400	2,108,000	0.36
October 14, 2023	0.20	155,650	3,312,500	1.79
November 1, 2023	0.20	567,660	12,000,854	1.84
	0.15	883,344	24,030,614	1.31

The fair values of the warrants issued during the years ended December 31, 2021 and 2020 were estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2021	2020
Risk free interest rate	0.72% to 1.07%	0.36% to 1.32%
Expected dividend yield	Nil	Nil
Exercise price	$0.20	$0.05
Share price	$0.10 to $0.12	$0.01 to$0.02
Expected volatility	247%	186 -254%
Expected life	2 years	2 to 3 years

Option pricing models require the input of subjective assumptions regarding the expected volatility. Changes in assumptions can materially affect the estimate of fair value, and therefore, use of Black-Scholes option pricing model may not provide a realistic measure of the fair value of the Company’s warrants at the date of issue.

26

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

12. Stock Options

The Company has a stock option plan (the “Plan”), under which the Company may grant options to directors, officers, employees, and third party service providers. Under the terms of the Plan that was re- approved by the shareholders on September 16, 2021, the Company is authorized to issue a maximum of 10% of the issued and outstanding shares.

The purpose of the Plan is to attract, retain and motivate directors, officers, and certain third party service providers by providing them with the opportunity to acquire a proprietary interest in the Company and benefit from its growth. The options granted under the Plan are non-assignable, have a term of 5 years and vest over years of up to two years from the date of issue.

	Year ended December 31, 2021		Year ended December 31, 2020
	Number Outstanding	Weighted Average Exercise Price $	Number Outstanding	Weighted Average Exercise Price $
Balance, beginning of year	7,000,000	0.07	4,500,000	0.08
Granted	4,100,000	0.13	2,500,000	0.05
Exercised (note 10 (vi))	(1,800,000)	0.08	-	-
Expired	(1,050,000)	0.07	-	-
Balance, end of year	8,250,000	0.10	7,000,000	0.07

Options to purchase common shares outstanding at December 31, 2021 carry exercise prices and remaining terms to maturity as follows:

Expiry Date	Weighted Average Exercise Price $	Grant Date Fair Value $	Number of Options Outstanding	Number of Options Exercisable	Remaining Weighted Average Contractual Life (yr.)
October 24, 2022	0.10	62,900	1,700,000	1,700,000	0.81
October 2, 2023	0.07	1,500	50,000	50,000	1.75
August 20, 2030	0.05	74,900	2,500,000	2,500,000	8.64
March 26, 2026	0.12	217,120	2,200,000	2,200,000	4.24
August 10, 2026	0.15	68,940	700,000	700,000	4.61
September 16, 2026	0.15	102,840	1,100,000	1,100,000	4.71
	0.10	528,200	8,250,000	8,250,000	4.95

For the year ended December 31, 2021, the Company granted 4,100,000 options with a 5 year life and an exercise price ranging from $0.12 to $0.15. The Company recognized share based payment expense of $398,300 for the year ended December 31, 2021.

27

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

12. Stock Options - continued

For the year ended December 31, 2020, the Company granted 2,500,000 options with a 10 year life and exercise price of $0.05. These stock options were issued to those officers and consultants who forgave accrued salaries and fees for the years up to and ended June 30, 2020. During the year ended December 31, 2020, the Company recognized a total share based payment expense of $74,900 from the vesting of options granted.

The fair values of the options issued during the year ended December 31, 2021 and 2020 were estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2021	2020
Risk free interest rate	0.87% - 1.11%	0.41%
Expected dividend yield	Nil	Nil
Exercise price	$0.12-$0.15	$0.05
Share price	$0.10 – $0.095	$0.03
Expected volatility	223% - 224%	287%
Expected life	5 years	10 years

Option pricing models require the input of subjective assumptions regarding the expected volatility. Changes in assumptions can materially affect the estimate of fair value, and therefore, use of Black-Scholes option pricing model may not provide a realistic measure of the fair value of the Company’s warrants at the date of issue.

13. Income (Loss) per Share

The calculation of basic and diluted loss per share for the year ended December 31, 2021 includes a net loss attributable to common shareholders of $1,596,395 (2020 – net gain of $861,145) and the weighted average number of common shares outstanding of 139,135,066 (2020 –108,569,525). The calculation of basic and diluted loss per share for the prior year did not include the effect of share purchase options and warrants outstanding as they would be anti-dilutive.

14. Operating and Administrative

Operating and administrative expense consists of the following:

	Year ended December 31
	2021	2020
	$	$
Salaries and management fees (note 7)	178,509	81,755
Share based payments (note 12)	398,300	74,900
Professional fees	322,907	57,570
Shareholder information and filing fees	135,865	53,600
Travel	32,356	655
General office expenses	47,498	26,893
Total	1,115,435	295,373

28

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

15. Finance Charges

Finance charges consist of the following:

	Year ended December 31
	2021	2020
	$	$
Interest and bank charges	3,988	3,720
Loan payable interest (note (8))	87,217	55,500
Debenture interest (note (9))	67,500	104,662
Accretion expense (note (9))	76,705	58,351
Total	235,410	222,233

16. Financial Risk Factors

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

The Company has no significant concentration of credit risk arising from operations. Management believes that the credit risk concentration with respect to sales tax receivable is remote.

Liquidity risk

As at December 31, 2021, the Company had a cash balance of $64,285 (December 31, 2020 - $19,412) against current liabilities of $1,471,031 (December 31, 2020 - $2,653,880). The Company does not have sufficient cash reserves to fund its administrative costs and fund any project development initiatives for the coming twelve month year, and to repay its liabilities to trade creditors and debt holders. Management is actively involved in identifying reclamation ventures amenable to the application of the Company’s technology and in seeking new equity financing to enable it to service the Company’s liabilities and its ongoing administrative costs. There can be no assurance that the Company will be successful in these initiatives.

While the multiple debt conversions and forgiveness have substantially improved the Company’s Statement of Financial Position, its liquidity remains at a parlous low level and it continues to incur costs that will require continued success in additional financings.

Market risk

(c) Interest rate risk

The Company has cash earning interest at a low variable interest rate and debentures bearing interest at 12% per annum. The Company’s current policy is to invest excess cash in investment-grade short-term deposit certificates issued by its banking institutions.

29

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

16. Financial Risk Factors - continued

(b) Foreign currency risk

The Company’s functional currency is the Canadian dollar. Major purchases are transacted in Canadian dollars. The Company funds certain operations and administrative expenses using United States dollars. Management believes the foreign exchange risk derived from currency conversions is negligible and therefore does not hedge its foreign exchange risk.

( c) Price risk

The Company is not exposed to price risk with respect to commodity prices because the Company is not a producing entity.

As at December 31, 2021 and December 31, 2020 the Company does not have any financial instruments measured at fair value and that require classification within the fair value hierarchy.

Classification of financial instruments

Financial assets included in the statement of financial position are as follows. All of the financial assets are reflected at amortized costs, as at:

	December 31 2021	December 31 2020
Financial assets at amortized cost:
Cash	$64,285	$19,412

Financial liabilities included in the statement of financial position are as follows. All of the financial liabilities are reflected at amortized costs, as at:

	December 31 2021	December 31 2020
Financial liabilities at amortized cost:
Payable to Aquila Resources Inc.	$161,294	$161,294
Accounts payable and accrued liabilities	$1,149,737	$1,666,791
Government assistance	$60,000	$60,000
Loan payable	-	$150,000
Debentures	$100,000	$615,795

30

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

16. Financial Risk Factors - continued

Fair value

The annual consolidated statements of financial position carrying amounts for cash, receivables and trade payables, approximate fair value due to their short-term nature.

The following provides a description of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable:

●	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

●	Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

●	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

As at December 31, 2021 and December 31, 2020 the Company does not have any financial instruments measured at fair value and that require classification within the fair value hierarchy.

17. Capital Management

The Company defines capital as shareholders’ equity. The Company’s objective when managing its capital is to restore its deficit to a positive balance in order to provide an adequate return to shareholders by maintaining a sufficient level of funds, in order to support the acquisition, assessment and evaluation, and development of mineral reclamation properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company is currently in the early stages of evaluation and assessment of projects; as such, the Company is dependent on external financing to fund its activities. In order to carry out the assessment and evaluation of the projects and pay for administrative costs, the Company will spend its existing working capital and raise additional amounts as needed. The Company will continue to assess new properties and seek to acquire an interest in additional properties, if it feels there is sufficient geologic or economic potential, and if it has adequate financial resources to do so.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. The Company does not have externally imposed capital requirements. The Company’s capital management objectives, policies and processes have remained unchanged during the year ended December 31, 2021 and year ended December 31, 2020.

The Company is not subject to any capital requirements imposed by a lending institution or regulatory body, other than of the Canadian Securities Exchange (“CSE”). The impact of any violation of CSE policy is not known and is ultimately dependent on the discretion of the CSE.

31

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

18. Commitments and Contingencies

Management contract

The Company currently has employment agreements with the provision of termination and change of control benefits with the two officers of the Company. The agreements for each officer provides that in the event that their employment is terminated by the Company other than for cause then the officer shall be entitled to a lump sum payment amount equal to 12 months base salary plus 1 month salary for each year of service, to a max of 36 months base salary. If a change of control were to occur, the officer would be entitled to 2 years of compensation As a triggering event has not taken place, the contingent payments have not been reflected in these annual consolidated financial statements.

Environmental matters

The Company’s exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

19. Liabilities related to abandoned Subsidiary

On May 24, 2016, BacTech announced that its 98% owned Bolivian subsidiary Empresa Minera Ambiental BacTech S.A” (“EMABSA”), had signed an Association Contract with Corporación Minera de Bolivi” (“COMIBOL”), the state mining company of Bolivia. On September 15, 2016, the Bolivian government approved and ratified the agreement.

The ten-year contract called for the environmental remediation and restoration of the “Antigua” tailings and an option on the “Nuevo” tailings, both situated at the Telamayu mill site. The agreement envisioned three phases, with the first phase focused on the completion of a technical study on the Antigua tails.

On September 9, 2019, the Company announced that it would not proceed with the reclamation of the Telamayu tailings project in Bolivia. After completing metallurgical test work on the project and evaluating the economics of the project, it was decided that the project would be too difficult to finance. The Company has abandoned the Bolivian subsidiary which is inactive. Management believes that there will be no impact on the business of the Company and accounts payable amounts will not be pursued by vendors beyond their recourse against the abandoned subsidiary.

The following liabilities have still been included in the Company’s balance sheet.

	December 31 2021	December 31 2020 $
Liabilities related to abandoned subsidiary	180,647	180,647

32

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

20. Government assistance

Canada Business Emergency Account

In fiscal 2020, the Company received a $60,000 emergency business loan under the federal government Canada Business Emergency Account (“CEBA”) initiative. In the event the Company repays the $40,000 by December 31, 2022, there will be no interest payable on the loan and the remaining $20,000 would be forgiven. In the event there is a loan balance outstanding on January 1, 2023, the loan would be renewed for a three year term with a fixed annual rate of interest of 5%.

21. Income Tax

a) Provision for Income Taxes

Major items causing the Company’s effective income tax rate to differ from the combined Canadian federal and provincial statutory rate of 26.5% (2021 - 26.5%) were as follows:

	2021 $	2020 $
Loss before income taxes	(1,596,395)	(861,145)
Expected income tax recovery based on statutory rate	(423,000)	(228,000)
Adjustment to expected income tax benefit:
Tax rate changes and other adjustments
Non-deductible expenses	212,000	-
Other	(5,000)	(8,000)
Change in unrecorded Deferred tax asset	216,000	236,000
Deferred income tax recovery	-	-

b) Deferred Income tax

Deferred income tax assets have not been recognized in respect of the following deductible temporary differences:

Unrecognized Deferred Tax Assets	2021 $	2020 $
Non-capital losses carried forward	8,089,000	8,440,000
SR&ED pool	594,000	594,000
Research and development tax credits	123,000	123,000
Donations	3,000	3,000
Share issue and finance costs	187,000	235,000
Mineral interests	1,535,000	1,535,000
Equipment and intangible assets	1,958,000	1,958,000
Equipment and intangible assets	12,489,000	12,888,000

33

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

21. Income Tax - continued

Share issue and finance costs will be fully amortized by December 31, 2025.

Research and development tax credits expire 2031 to 2040.

The remaining deductible temporary differences are expected to carry forward indefinitely.

Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available which the group can utilize the benefits therefrom.

The Company’s Canadian non-capital income tax losses expire as follows:

2030	$162,000
2031	1,223,000
2032	747,000
2033	962,000
2034	200,000
2035	677,000
2036	987,000
2037	919,000
2038	1,082,000
2039	939,000
2040	-
2041	191,0000
Total	8,089,000

34

BacTech Environmental Corporation

Notes to Annual Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

22. Subsequent Events

Private Placement

On March 1, 2022, the Company announced it had closed the first tranche of its previously announced financing for gross proceeds of $1.21M at a price of $0.20 per Unit.

On April 21, 2022, the Company announced it had received an additional $900,000 in subscription agreements for a second tranche of this financing which will be closed in the coming week.

The issue price of the Units was $0.20 per unit. Units are comprised of (i) one (1) common share in the capital of the Company (or its successor), (ii) one (1) transferable common share purchase warrant. Each whole Warrant shall entitle the holder thereof to acquire one (1) additional common share in the capital of the Company (or its successor) at a price of $0.30 per Warrant Share until the date that is twenty-four (24) months from the Closing Date. If the holder of the warrant exercises the warrant in the first 6 months they will participate in an additional royalty to be issued by the Company. Only the people who exercise the warrant would participate in the new royalty to be issued. And (iii) a Royalty Certificate representing the Royalty Incentive.

Debenture

On April 21, 2022, the Company announced that it has arranged for a $1M convertible debenture with an existing strategic investor. The terms of the convertible debentures call for a conversion at $0.15 per share, an annual interest rate of 8% and a term of 18 months.

Land Purchase

The Company has an option to purchase a parcel of land to be used for the operations in Tenguel. The Company has placed total of USD 95,000 ($126,825) non-refundable deposit with the vendor, as the Company completes the applications made to the Ministries of Mining, Water and Environment, for approval of a water usage license, and tailings approval for the post bioleach residues. This transaction is expected to close in quarter two of year 2022.

Exercise of Warrants

Subsequent to December 31, 2021, a total of 1,162,000 common share purchase warrants were exercised at price of $0.05 per share, providing gross proceeds of $80,600 to the Company.

35

Item 8. Exhibits

Number	Exhibit Description

2.1(1)	Articles of Incorporation
2.2(1)	Bylaws
3.1(1)	Specimen Stock Certificate
3.2(1)	Subscription Agreement
6.1(1)	License Agreement by and between the Company and GMR Inc., dated March 1, 2019
6.2(1)	Employment Agreement by and between the Company and Ross Orr, dated December 1, 2012
6.3(1)	Employment Agreement by and between the Company and Louis Nagy, dated January 1, 2018
6.4(2)	Loan Agreement by and between Victoria Ross and the Company, dated January 2, 2015
6.5(2)	Unsecured Debenture by and between Donald McFarlane and the Company, dated April 20, 2017
6.6(2)	Unsecured Debenture by and between David McFarlane and the Company, dated April 20, 2017
6.7(2)	Unsecured Debenture by and between David Bunston and the Company, dated April 20, 2017
6.8(2)	Unsecured Debenture by and between James Witzel and the Company, dated April 20, 2017
6.9(2)	Unsecured Debenture by and between Mark Wheeler and the Company, dated April 20, 2017
6.10(2)	Unsecured Debenture by and between Ward Seymour and the Company, dated April 20, 2017
6.11(2)	Unsecured Debenture by and between 2432692 Ontario Inc., and the Company, dated April 20, 2017
6.12(2)	Unsecured Debenture by and between Sandra Stone and the Company, dated May 12, 2017
6.13(2)	Unsecured Debenture by and between William Gramer and the Company, dated May 12, 2017
6.14(2)	Unsecured Debenture by and between Jeffery Seymour and the Company, dated May 12, 2017
6.15(2)	Unsecured Debenture by and between John Evans and the Company, dated May 12, 2017
6.16(2)	Unsecured Debenture by and between Arnold Korpella and the Company, dated May 12, 2017
6.17(2)	Unsecured Debenture by and between Dave Jamieson and the Company, dated May 12, 2017
6.18(2)	Unsecured Debenture by and between 2342692 Ontario, Inc., and the Company, dated June 26, 2017
6.19(2)	Unsecured Debenture by and between Lloyd Ainey and the Company, dated June 26, 2017
6.20(2)	Unsecured Debenture by and between Wardon Partnership and the Company, dated September 22, 2017
6.21(2)	Unsecured Debenture by and between Wardon Partnership and the Company, dated August 14, 2017
6.22(2)	Unsecured Debenture by and between Victoria Ross and the Company, dated November 29, 2017
6.23(2)	Unsecured Debenture by and between Leede Jones Gable Inc. and the Company, dated May 11, 2018
6.24(2)	Convertible Bridge Loan by and between Aggregate Exchange Company, Ltd., and the Company, dated May 1, 2019
6.25(2)	Convertible Bridge Loan by and between Victoria Ross and the Company, dated May 1, 2019
6.26(2)	License Agreement by and between the Company and REB Gold Corporation, dated October 7 , 2010.
11.1*	Consent of UMY McGovern, Hurley, Cunningham, LLP
12.1(4)	Opinion of Law Office of Andrew Coldicutt
14.1(2)	Appointment of Agent for Service of Process

(1)	Previously filed on Form 1-A on April 2, 2020 (SEC File No. 024-11187) and incorporated herein by reference
(2)	Previously filed on Form 1-A on June 8, 2020 (SEC File No. 024-11187) and incorporated herein by reference
(3)	Previously filed on Form 1-A on June 30, 2020 (SEC File No. 024-11187) and incorporated herein by reference
(4)	Previously filed on Form 253G1 on July 24, 2020 (SEC File No. 024-11187) and incorporated herein by reference

* filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BacTech Environmental Corporation

By:	/s/ Ross Orr
Ross Orr,
Chief Executive Officer (Principal Executive Officer).

(Date): May 31, 2022

By:	/s/ Louis R. Nagy
Louis R. Nagy,
Chief Financial Officer
(Principal Financial Officer, Principal Accounting Officer).

(Date): May 31, 2022

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURES OF DIRECTORS:

/s/ Ross Orr	May 31, 2022
Ross Orr, CEO, Director	Date

/s/ Louis R. Nagy	May 31, 2022
Louis R. Nagy, CFO Director	Date

/s/ Jay Naster	May 31, 2022
Jay Naster, Director	Date

/s/ Donald Whalen	May 31, 2022
Donald Whalen, Director	Date

/s/ Walter Cimowski	May 31, 2022
Walter Cimowski, Director	Date

/s/ Tim Lewin	May 31, 2022
Tim Lewin Director	Date

/s/ Jay Richardson	May 31, 2022
Jay Richardson, Director	Date